UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Pebblebrook Hotel Trust

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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7315 Wisconsin Avenue, Suite 1100 West

Bethesda, Maryland 20814

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF

PEBBLEBROOK HOTEL TRUST

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of Pebblebrook Hotel Trust (the “Company”) will be held on Tuesday, June 14, 2016 at 9:00 a.m., Eastern Time, at the offices of Hunton & Williams LLP, 2200 Pennsylvania Avenue, NW, Washington, DC 20037 for the following purposes:

1.	to elect the trustees of the Company to serve until our 2017 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	to ratify the appointment of KPMG LLP to serve as our independent registered public accountants for the year ending December 31, 2016;

3.	to approve, in an advisory and non-binding vote, the compensation of our named executive officers as disclosed in this proxy statement;

4.	to approve an amendment to the 2009 Equity Incentive Plan, as amended and restated in 2012;

5.	to vote upon a non-binding shareholder proposal from the Union regarding shareholder amendment of our bylaws, if properly brought before the Annual Meeting; and

6.	to consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournment or postponement thereof.

Shareholders of record of the Company’s common shares of beneficial interest, $0.01 par value per share, at the close of business on March 23, 2016 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. If you wish to attend the Annual Meeting in person, please register in advance with Investor Relations by email at investors@pebblebrookhotels.com or by phone at (240) 507-1306. Attendance at the Annual Meeting will be limited to persons who present proof of share ownership as of the record date and picture identification. If you hold shares directly in your name as the shareholder of record, proof of ownership would include a copy of your account statement. If you hold shares through an intermediary, such as a broker, bank or other nominee, proof of share ownership would include a proxy from your broker, bank or other nominee or a copy of your brokerage or bank account statement. Additionally, if you intend to vote your shares at the Annual Meeting and hold your shares through an intermediary, you must request a “legal proxy” from your broker, bank or other nominee and bring the legal proxy to the Annual Meeting. If you are representing an entity that is a shareholder, you must provide evidence of your authority to represent that entity at the Annual Meeting.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials through the Internet. On or about April 29, 2016, we expect to mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”), which will indicate how to access our proxy materials on the Internet.

Whether or not you plan to attend the Annual Meeting, your vote is very important, and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or through the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting will be contained in the proxy card or the Notice that you receive. If you execute a proxy by telephone, through the Internet or by mailing in a proxy card, but later decide to attend the Annual Meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

BY ORDER OF THE BOARD OF TRUSTEES

Raymond D. Martz

Secretary

Bethesda, Maryland

April 29, 2016

7315 Wisconsin Avenue, Suite 1100 West

Bethesda, Maryland 20814

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 14, 2016

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of trustees (the “Board of Trustees” or the “Board”) of Pebblebrook Hotel Trust (the “Company,” “we,” “us” or “our”) for use at our 2016 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of Hunton & Williams LLP, 2200 Pennsylvania Avenue, NW, Washington, DC 20037, on Tuesday, June 14, 2016 at 9:00 a.m., Eastern Time, and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, and at any adjournment or postponement thereof.

Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials through the Internet. On or about April 29, 2016, we expect to mail to our shareholders either (i) a copy of the Proxy Statement, the accompanying proxy card, our annual report to shareholders and a Notice of Internet Availability of Proxy Materials (the “Notice”) in connection with the solicitation of proxies by the Board of Trustees for use at the Annual Meeting and any adjournment or postponement thereof or (ii) the Notice only. On the date of mailing, we will make this Proxy Statement, including the Notice of Annual Meeting attached hereto, and our annual report to shareholders, which will include our Annual Report on Form 10-K for the year ended December 31, 2015 (the “Annual Report on Form 10-K”), publicly available on the Internet according to the instructions provided in the Notice.

If you received the Notice by mail, you will not receive a printed copy of the proxy materials other than as described herein. Instead, the Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy through the Internet. If you received the Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

This Proxy Statement, the accompanying proxy card and our annual report to shareholders, which includes our Annual Report on Form 10-K with audited financial statements as of and for the year ended December 31, 2015, are first being sent to our shareholders on or about April 29, 2016.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on June 14, 2016: This Proxy Statement and our annual report to shareholders are available on the Internet at www.proxyvote.com. On this site, you will be able to access this Proxy Statement, our annual report to shareholders, including our Annual Report on Form 10-K, and any amendments or supplements to the foregoing material that are required to be furnished to shareholders.

QUESTIONS AND ANSWERS

Q.	How will we solicit proxies for the Annual Meeting?

A.	We are soliciting proxies by mailing this Proxy Statement and proxy card to our shareholders. In addition to solicitation by mail, some of our trustees, officers and employees may make additional solicitations by telephone or in person without extra compensation. We will pay the solicitation costs and will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

We will employ Broadridge Financial Solutions to receive and tabulate the proxies.

Q.	Who is entitled to vote?

A.	All holders of record of our common shares of beneficial interest, $0.01 par value per share (“Common Shares”), as of the close of business on March 23, 2016, which is the record date for purposes of the Annual Meeting, are entitled to vote at the Annual Meeting.

Q.	What is the quorum for the Annual Meeting?

A.	A quorum at the Annual Meeting will consist of a majority of the votes entitled to be cast by the holders of all outstanding Common Shares. No business may be conducted at the meeting if a quorum is not present. As of the record date, 72,061,429 Common Shares were issued and outstanding. If less than a majority of our outstanding Common Shares entitled to vote are represented at the Annual Meeting, the chairperson of the meeting may adjourn or postpone the Annual Meeting to another date, time or place, not later than 120 days after the original record date of March 23, 2016. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment or postponement is taken.

Q.	How many votes do I have?

A.	You are entitled to one vote for each whole Common Share you held as of the record date. Our shareholders do not have the right to cumulate their votes for trustees.

Q.	How do I vote?

A.	You may vote by Internet, by telephone, by mail or in person at the Annual Meeting. Authorizing your proxy by one of the methods described below will not limit your right to attend the Annual Meeting and vote your Common Shares in person. Your proxy (one of the individuals named in your proxy card) will vote your Common Shares per your instructions. If you fail to provide instructions on a properly submitted proxy, your proxy will vote as recommended by the Board of Trustees.

By Internet – before 11:59 PM Eastern Time on June 13, 2016

You may vote via the Internet by going to www.proxyvote.com and following the instructions on the screen. Have your Notice or proxy card available when you access the web page.

By Telephone – before 11:59 PM Eastern Time on June 13, 2016

You may vote by telephone by calling the toll-free telephone number on your proxy card (1-800-690-6903), which is available 24 hours a day, and following prerecorded instructions. Have your proxy card available when you call. If you hold your Common Shares in street name, your broker, bank, trustee or other nominee may provide additional instructions to you regarding voting your Common Shares by telephone.

By Mail – proxy card must be received by June 13, 2016

If you received your proxy materials by mail, you may vote by mail by marking the enclosed proxy card, dating and signing it, and returning it in the postage-paid envelope provided, or returning it to Pebblebrook Hotel Trust, c/o Broadridge, 51 Mercedes Way, Edgewood, New York, 11717.

In Person – only at the Annual Meeting on June 14, 2016

If you wish to attend the Annual Meeting, please register in advance with Investor Relations by email at investors@pebblebrookhotels.com or by phone at (240) 507-1306. Attendance at the Annual Meeting will be limited to persons who present proof of share ownership as of the record date and picture identification. If you hold Common Shares directly in your name as the shareholder of record, proof of ownership would include a copy of your account statement. If you hold Common Shares through an intermediary, such as a broker, bank or other nominee, proof of share ownership would include a proxy from your broker, bank or other nominee or a copy of your brokerage or bank account statement. Additionally, if you intend to vote your Common Shares at the meeting and hold your Common Shares through an intermediary, you must request a “legal proxy” from your broker, bank or other nominee and bring that legal proxy to the meeting. If you are representing an entity that is a shareholder, you must provide evidence of your authority to represent that entity at the Annual Meeting.

Q.	How do I vote my Common Shares that are held by my broker?

A.	If you have Common Shares held by a broker, you may instruct your broker to vote your Common Shares by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail, telephone and the Internet.

Q.	On what am I voting?

A.	You will be voting on:

•	Proposal 1: the election of seven trustees to hold office until our 2017 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

•	Proposal 2: the ratification of the appointment of KPMG LLP to serve as our independent registered public accountants for the year ending December 31, 2016;

•	Proposal 3: the approval, by advisory and non-binding vote, of the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables contained in this Proxy Statement);

•	Proposal 4: the approval of an amendment to the 2009 Equity Incentive Plan, as amended and restated in 2012; and

•	Proposal 5: a non-binding shareholder proposal submitted by the Union (as defined below) regarding shareholder amendment of our bylaws, if properly brought before the Annual Meeting.

Q.	What vote is required to approve the proposals, assuming that a quorum is present at the Annual Meeting?

A.

Proposal	Vote Requirement
Proposal 1: Election of Trustees	The vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of a trustee. For purposes of this vote, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Proposal 2: Ratification of Appointment of Independent Registered Public Accountants	The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is necessary to ratify the appointment of the Company’s independent registered public accountants, which is considered a routine matter. For purposes of this vote, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

Proposal 3: Approval, by Advisory and Non-binding Vote, of Executive Compensation (“Say-On-Pay”)	The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is necessary to approve, by non-binding vote, the compensation of our named executive officers. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. Although the advisory vote is non-binding, the Board of Trustees will review the results of the vote and will take them into account in making determinations concerning executive compensation.

Proposal 4: Approval of an Amendment to the 2009 Equity Incentive Plan, as Amended and Restated in 2012	The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is necessary to approve the amendment to the 2009 Equity Incentive Plan, as amended and restated, provided that the total vote cast on the proposal represents more than 50% of all the Common Shares entitled to vote on the proposal. For purposes of this vote, abstentions and broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% of the votes entitled to be cast vote, in which event broker non-votes will have no effect on the result of the vote. Both abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

Proposal 5: Non-binding Shareholder Proposal from the Union Regarding Shareholder Amendment of Our Bylaws	The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is necessary to approve, by non-binding vote, the shareholder proposal, if it is properly brought before the Annual Meeting. For purposes of this non-binding vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Q.	How are abstentions and broker non-votes treated?

A.	A “broker non-vote” occurs when a bank, broker or other holder of record holding Common Shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not count “for” or “against” Proposals 1, 3 and 5 and thus will have no effect on the result of the voting on these proposals. Abstentions will not count “for” or “against” Proposal 2 and thus will have no effect on the result of the voting on this proposal. Abstentions will have the effect of votes “against” Proposal 4 unless holders of more than 50% of the votes entitled to be cast vote, in which event abstentions will not have any effect on the result of the vote.

Under the rules of the New York Stock Exchange (the “NYSE”), brokerage firms may have the discretionary authority to vote their customers’ Common Shares on certain routine matters for which they do not receive voting instructions, including the ratification of independent auditors, and thus brokers may vote on Proposal 2. The NYSE has stated that the uncontested election of trustees is no longer considered a “routine” matter for purposes of broker discretionary voting. The SEC has specifically prohibited broker discretionary voting with respect to the advisory vote on executive compensation.

Q.	Will there be any other items of business on the agenda?

A.	The Board of Trustees does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board of Trustees. In the event that any other matter should properly come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed proxy will have authority to vote all proxies with respect to such matters in their discretion.

Q.	What happens if I submit my proxy without providing voting instructions on all proposals?

A.	Proxies that you properly submit will be voted at the Annual Meeting in accordance with your directions. If a properly submitted proxy does not provide voting instructions on a proposal, the proxy will be voted:

•	to elect (FOR ALL) all of the trustee nominees listed in “Proposal 1 – Election of Trustees”;

•	in favor of (FOR) “Proposal 2 – Ratification of Appointment of Independent Registered Public Accountants”;

•	in favor of (FOR) “Proposal 3 – Approval, by Advisory and Non-binding Vote, of Executive Compensation (“Say-On-Pay”)”;

•	in favor of (FOR) “Proposal 4 – Approval of an Amendment to the 2009 Equity Incentive Plan, As Amended and Restated in 2012”; and

•	against (AGAINST) “Proposal 5 – Non-binding Shareholder Proposal from the Union Regarding Shareholder Amendment of Our Bylaws.”

Q.	Will anyone contact me regarding this vote?

A.	No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Q.	Who has paid for this proxy solicitation?

A.

We have paid the entire expense of preparing, printing and mailing the proxy materials and any additional materials furnished to shareholders. Proxies may be solicited by our trustees, officers or employees personally or by telephone without additional compensation for such activities. We will request persons, firms and corporations holding Common Shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. We will reimburse such holders for their reasonable expenses.

Q.	May shareholders ask questions at the Annual Meeting?

A.	Yes. There will be time allotted at the meeting when our representatives will answer questions from meeting attendees.

Q.	What does it mean if I receive more than one proxy card?

A.	It probably means your Common Shares are registered differently and are in more than one account. Sign and return, or vote by Internet or phone, all proxy cards to ensure that all your Common Shares are voted.

Q.	Can I change my vote after I have voted?

A.	Yes. A shareholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting by mail, phone or Internet a proxy to our corporate secretary bearing a later date or by appearing at the meeting and voting in person. Proxies properly submitted by mail, phone or Internet do not preclude a shareholder from voting in person at the meeting. Attendance at the meeting will not by itself constitute revocation of a proxy.

Q.	Can I find additional information on the Company’s website?

A.	Yes. Our Internet website is located at www.pebblebrookhotels.com. Although the information contained on our website is not part of this Proxy Statement, you can view additional information on the website, such as our corporate governance guidelines, our code of business conduct and ethics, charters of the committees of the Board and reports that we file with the SEC.

PROPOSAL 1: ELECTION OF TRUSTEES

The Board of Trustees consists of seven members who serve for a term of one year and until their successors are duly elected and qualified. The term of membership expires at each Annual Meeting of Shareholders.

The Board of Trustees has nominated each of our seven current trustees, Jon E. Bortz, Cydney C. Donnell, Ron E. Jackson, Phillip M. Miller, Michael J. Schall, Earl E. Webb and Laura H. Wright (each, a “Nominee” and, collectively, the “Nominees”), for election as a trustee to serve until the 2017 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified. The Board of Trustees anticipates that each Nominee will serve, if elected, as a trustee. However, if any person nominated by the Board of Trustees is unable or unwilling to serve, the proxies will be voted for the election of such other person or persons as the Board of Trustees may recommend.

THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR ALL” NOMINEES IN PROPOSAL 1.

Information Regarding the Nominees

We believe that all of the Nominees are intelligent, experienced, collegial, insightful and proactive with respect to management and risk oversight, and that they exercise good judgment. The biographical descriptions below set forth certain information with respect to each Nominee, including the experience, qualifications, attributes or skills of each Nominee that led us to conclude that such person should serve as a trustee.

Name	Age	Background Information
Jon E. Bortz Chairman of the Board, President and Chief Executive Officer	59

Mr. Bortz has served as our Chairman of the Board, President and Chief Executive Officer since our formation in October 2009. Mr. Bortz served as President, Chief Executive Officer and a Trustee of LaSalle Hotel Properties, a publicly traded hotel REIT, from its formation in April 1998 until his retirement in September 2009. In addition, Mr. Bortz served as Chairman of the Board of LaSalle Hotel Properties from January 1, 2001 until his retirement from LaSalle Hotel Properties.

Prior to forming LaSalle Hotel Properties, Mr. Bortz founded the Hotel Investment Group of Jones Lang LaSalle Incorporated in January 1994 and as its President oversaw all of Jones Lang LaSalle’s hotel investment and development activities. From January 1995 to April 1998, as Managing Director of Jones Lang LaSalle’s Investment Advisory Division, he was also responsible for certain East Coast development projects. From January 1990 to 1995, he was a Senior Vice President of Jones Lang LaSalle’s Investment Division, with responsibility for East Coast development projects and workouts. Mr. Bortz joined Jones Lang LaSalle in 1981. He is a current member of the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, and the Executive Committee of the Board of Directors of the American Hotel & Lodging Association. Mr. Bortz also serves on the board of trustees of Federal Realty Investment Trust. Mr. Bortz holds a B.S. in Economics from The Wharton School of the University of Pennsylvania and is a Certified Public Accountant (inactive).

Among other qualifications, Mr. Bortz brings to the Board of Trustees executive leadership experience, including his long and distinguished career as chairman and chief executive of two publicly traded REITs in the lodging industry, along with extensive experience in hotel asset management and development.

Cydney C. Donnell Independent Trustee	56

Ms. Donnell has served on the Board since the completion of the initial public offering of our Common Shares (our “IPO”) in December 2009. She has been an Executive Professor at the Mays Business School of Texas A&M University since August 2004, where she currently serves as Director of Real Estate Programs and the Associate Department Head – Finance. Ms. Donnell joined the Mays School in January 2004. Ms. Donnell was formerly a principal and Managing Director of European Investors/E.I.I. Realty Securities, Inc., or EII. Ms. Donnell served in various capacities at EII and was Chair of the Investment Committee from 2002 to 2003, the Head of the Real Estate Securities Group and Portfolio Manager from 1992 to 2002 and Vice President and Analyst from 1986 to 1992. Prior to joining EII, she was a real estate lending officer at RepublicBanc Corporation in San Antonio from 1982 to 1986. She currently serves as Chair of the Risk Committee, and is a member of the Executive Committee and the Nominating and Corporate Governance Committee of the Board of Directors of American Campus Communities, a publicly traded, student-housing REIT; as a member of the Valuation, Nominating and Compensation, and Audit Committee of the Board of Directors of Madison Harbor Balanced Strategies, Inc., a real estate fund of funds registered under the Investment Company Act of 1940; and as Chair of the Audit Committee of the Board of Trustees of the Employee Retirement System of Texas. Ms. Donnell has served on the Board and Institutional Advisory Committee of NAREIT. Ms. Donnell received a B.B.A. from Texas A&M University and an M.B.A. from Southern Methodist University.

Among other qualifications, Ms. Donnell brings to the Board executive leadership experience, including experience in the public real estate industry and investment experience in publicly traded real estate securities, along with experience from teaching corporate governance at the business school level.

Ron E. Jackson Independent Trustee	73

Mr. Jackson has served on the Board since the completion of our IPO in December 2009. Mr. Jackson is the President and Chief Executive Officer of Meadowbrook Golf, a multi-faceted golf company with divisions in golf turf equipment, golf maintenance and golf operations. Prior to joining Meadowbrook Golf in January 2001, Mr. Jackson was the President and Chief Operating Officer of Resort Condominiums International, or RCI, a Cendant Company with 2,600 resorts in 109 countries. Prior to RCI, Mr. Jackson was the Chief Operating Officer of Chartwell Leisure, a hotel owner/operator and developer. Prior to Chartwell Leisure, Mr. Jackson was the founder, President and Chief Executive Officer of Sunbelt Hotels and Sunbelt Management Company, which was the largest franchisee of Hilton Hotels in the United States. Mr. Jackson is currently a member of the College Advisory Board of the University of Houston for the Conrad N. Hilton College of Hotel and Restaurant Management. Mr. Jackson received a B.S. in Finance and Marketing from Brigham Young University and an M.B.A. from the University of Utah.

Among other qualifications, Mr. Jackson brings to the Board executive leadership experience, including his experience as a chief executive of a large company in the golf industry, along with significant experience as a senior executive in the lodging and resort industry.

Phillip M. Miller Independent Trustee	63

Mr. Miller has served on the Board since May 2011. Mr. Miller is Senior Vice President of Global Payment Relations and Sponsorships for First Data Corporation. Mr. Miller has held this position since September 2015 and is responsible for managing First Data’s relationship with its payment networks and bank sponsors, globally. From March 2012 to September 2015, Mr. Miller was Global Head – Acquiring Knowledge Center for MasterCard Advisors, responsible for Electronic Payments Thought Leadership and consulting engagements with banks globally. From January 2010 to March 2012, Mr. Miller was Senior Vice President and Group Head of MasterCard Worldwide, where he was responsible for the disciplines of market development and marketing for the e-commerce and retail business groups. From 2005 to 2010, Mr. Miller served as Global Solutions Leader for MasterCard Advisors, where he was responsible for consulting engagements in strategy and information services for large Banks and Card Acquirers globally. Prior to joining MasterCard, from 2002 to 2005, Mr. Miller served as Executive Chairman of Teleglobal International, LTD, a stored-value, secure online payments product, where he was responsible for general management of the company. From 2001 to 2002, Mr. Miller was President and Chief Executive Officer of Chase Merchant Services, LLC, a division of Chase Bank, where he served as operational head and general manager of the largest card acquiring business in the United States. From 1995 to 2001, Mr. Miller served as Chief Marketing Officer and Head of Product Development for GE Money, the consumer financial services division of General Electric Company in over 15 countries globally. From 1985 to 1995, Mr. Miller served as Vice President of International Product Development and Marketing for Citibank’s International Private Banking business in major money centers globally. Mr. Miller received a B.S. in Marketing and an M.B.A. in International Business and Finance from The American University in Washington, D.C. Mr. Miller received a Certificate of Corporate Governance – Effectiveness and Accountability in the Boardroom from J.L. Kellogg Graduate School of Management at Northwestern University.

Among other qualifications, Mr. Miller brings to the Board executive leadership experience, including his extensive experience as a senior executive in the financial services industry, along with his significant marketing and consulting expertise.

Michael J. Schall Independent Trustee	58	Mr. Schall has served on the Board since the completion of our IPO in December 2009. Since January 2011, he has served as President and Chief Executive Officer of Essex Property Trust, Inc., or Essex, a publicly traded multifamily REIT. Mr. Schall was Essex’s Senior Executive Vice President and Chief Operating Officer from 2005 to January 2011, where he was responsible for the strategic planning and management of Essex’s property operations, redevelopment and co-investment programs. Mr. Schall is also currently a member of the Board of Directors of Essex. From 1993 to 2005, Mr. Schall was Essex’s Chief Financial Officer, responsible for the organization’s financial and administrative matters. He joined The Marcus & Millichap Company in 1986, and was the Chief Financial Officer of Essex’s predecessor, Essex Property Corporation. From 1982 to 1986, Mr. Schall was Director of Finance for Churchill International, a technology-oriented venture capital company. From 1979 to 1982, Mr. Schall was employed in the audit department of Ernst & Young (then known as Ernst & Whinney), where he specialized in the real estate and financial services industries. Mr. Schall received a B.S. from the University of San Francisco. Mr. Schall is a Certified Public Accountant (inactive) and is a member of the National Multi Housing Council, the American Institute of Certified Public Accountants and the Board of Governors of NAREIT.

Among other qualifications, Mr. Schall brings to the Board executive leadership experience, including his distinguished career as a senior executive and chief executive of a publicly traded REIT, along with extensive experience in accounting and finance.

Earl E. Webb Independent Trustee	59

Mr. Webb has served on the Board since the completion of our IPO in December 2009. Mr. Webb is President of U.S. Operations for Avison Young, LLC, or Avison, a Canada-based commercial real estate company, and he serves on the Executive Committee of Avison’s Board of Directors. Prior to joining Avison, from January 2003 to August 2009, Mr. Webb was the Chief Executive Officer of Jones Lang LaSalle’s Capital Markets Group in the Americas, where he was responsible for strategic direction and management of all capital markets activities throughout the region. From February 1999 to December 2002, Mr. Webb served as Chief Executive Officer of Jones Lang LaSalle Americas, Inc., directing all of the firm’s Corporate Solutions, Investors Services and Capital Markets businesses throughout the Americas, and from 1985 to February 1999, he held other various positions with that company. From 1981 to 1985, Mr. Webb served as Second Vice President in the Capital Markets Group at Continental Illinois National Bank. Mr. Webb holds a B.S. from the University of Virginia and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University. He is an Associate Member of the Urban Land Institute and a member of the International Council of Shopping Centers and the Real Estate Roundtable.

Among other qualifications, Mr. Webb brings to the Board executive leadership experience, including his extensive experience as a senior executive in the real estate and financial services industries, along with his significant capital markets expertise.

Laura H. Wright Independent Trustee	56

Ms. Wright has served on the Board since the completion of our IPO in December 2009. Since retiring from Southwest Airlines Co., or Southwest, in September 2012, Ms. Wright founded GSB Advisory LLC, to provide strategic and financial consulting to growth and non-profit companies. From July 2004 to September 2012, Ms. Wright served as Senior Vice President Finance and Chief Financial Officer of Southwest. During her 25-year career with Southwest, Ms. Wright served as Vice President Finance and Treasurer (2001 to 2004), Treasurer (1998 to 2001), Assistant Treasurer (1995 to 1998) and other financial roles (1988 to 1995). Prior to joining Southwest, Ms. Wright was a manager with Arthur Young & Company in Dallas, Texas. Ms. Wright received a B.S.A. and an M.S.A. in accountancy from the University of North Texas. Ms. Wright is a member of the Texas Society of Certified Public Accountants and National Association of Corporate Directors. Ms. Wright currently serves on the Board of Directors, the Audit Committee and the Finance Committee of each of CMS Energy Corporation (NYSE: CMS) and its publicly reporting, wholly owned subsidiary, Consumers Energy Company. Ms. Wright also currently serves on the Board of Directors and is the Chair of the Audit Committee of TE Connectivity Ltd. (NYSE: TEL).

Among other qualifications, Ms. Wright brings to the Board executive leadership experience, including her significant experience as a senior executive in the travel industry, along with her expertise in financial accounting and reporting for a public company, corporate finance and risk management. In accordance with the rules of the NYSE, the Board of Trustees has determined that Ms. Wright’s simultaneous service on the audit committees of the three public companies listed above does not impair her ability to effectively serve also on the Audit Committee of the Company.

Sound Corporate Governance Practices

We are committed to what we believe are sound corporate governance practices, including having a strong, majority-independent, non-classified Board and maintaining clear share ownership guidelines.

Board of Trustees Structure

•	Non-Classified Board – All of the members of the Board of Trustees must be elected annually. Moreover, as described further below, we have opted out of a provision of the Maryland General Corporation Law (the “MGCL”) that permits Maryland real estate investment trusts to classify their boards of trustees without the prior approval of shareholders.

•	Trustee Resignation Policy – Our trustees are subject to our trustee resignation policy as part of our policy on voting procedures with respect to the election of trustees.

•	Lead Trustee – We have appointed a Lead Trustee whose primary responsibilities are to preside at executive sessions of the Board of Trustees and to preside at meetings of the Board of Trustees when the Chairman is absent.

•	Independent Majority – A majority (six of seven) of the members of the Board of Trustees are independent of the Company and its officers and employees.

•	Exclusively Independent Committees – All members of the three standing committees of the Board of Trustees are independent of the Company and our officers and employees.

•	Regular Executive Sessions – The independent members of the Board of Trustees, as well as each of its three standing committees, meet regularly without the presence of any of our officers or employees.

Share Ownership Guidelines

•	3x for Trustees – As described further under “—Share Ownership Guidelines for Independent Trustees” have adopted share ownership guidelines that apply to our independent trustees. Each trustee should own shares of beneficial interest of the Company in aggregate value at least equal to three times the amount of annual compensation the trustee receives for services as one of our trustees, including any fees for service as a committee chairperson.

•	3x – 5x for Executives – We have adopted share ownership guidelines that apply to our named executive officers. Each named executive officer should own shares of beneficial interest of the Company in aggregate value at least equal to three times (or, in the case of our Chief Executive Officer, five times) the amount of the executive officer’s annual base salary.

Prohibition Against Hedging

•	Our insider trading policy prohibits our officers, trustees, employees and consultants and their respective family members from, among other prohibited activities, engaging in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of insider trading laws. We prohibit our officers, trustees, employees and consultants and their respective family members from engaging in short sales of the Company’s securities and transactions in publicly traded options on the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other market.

Compensation Clawback Policy

•	We have adopted a policy regarding the recovery of erroneously awarded compensation, also known as a clawback policy. Under the policy, if the Company is required to prepare an accounting restatement of its previously filed financial statements due to material noncompliance with any financial reporting requirement under federal securities laws, the Board of Trustees will require reimbursement or forfeiture of any incentive compensation that has been paid but that would not have been paid based on the subsequently restated financial statements. The policy requires such recoupment even if fraud, intentional misconduct or illegal behavior were not involved in such noncompliance. The policy applies to incentive compensation that is approved, awarded or granted following adoption of the policy in October 2015 and paid during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. The policy is applicable to current and former executive officers of the Company and other officers and employees as may be determined by the Board of Trustees.

Prohibition on Classification of Board without Shareholder Approval – Opt-out of Classified Board Provision of Maryland’s Unsolicited Takeovers Act

•	We amended our declaration of trust to opt out of the classified board provision of Title 3, Subtitle 8 of the MGCL and prohibit the Company from opting back in to that provision without the prior approval of shareholders. Title 3, Subtitle 8 of the MGCL is commonly referred to as the Maryland Unsolicited Takeovers Act or MUTA. As a result of the amendment, the Board is prohibited from becoming classified under Section 3-803 of the MGCL unless a proposal to repeal that prohibition is approved by the affirmative vote of at least a majority of the votes cast on the matter by the Company’s shareholders entitled to vote on the matter.

The Board of Trustees and Its Committees

The Company is managed under the direction of our seven-member Board of Trustees. Members of the Board are kept informed of our business through discussions with our executive officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Six of the trustees are independent of the Company’s officers and employees. The Board of Trustees held six meetings during 2015, consisting of four in-person meetings and two telephonic meetings. No trustee attended less than 75% of these meetings. Pebblebrook Hotel Trust has three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees has a written charter, adopted by the Board of Trustees, has four members and is composed exclusively of independent trustees, as defined in the rules and listing qualifications of the NYSE and, with respect to the members of the Audit Committee, Rule 10A-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Trustees may from time to time establish other committees to facilitate the management of the Company.

The Board of Trustees does not have a policy with respect to trustees’ attendance at annual meetings of shareholders, and, because of the routine nature of the meetings and anticipated low levels of in-person shareholder participation at the meetings, members of the Board of Trustees are not expected to attend the Annual Meeting. None of the trustees attended the Annual Meeting in 2015.

We describe each of the three committees of the Board of Trustees below. Effective as of January 1, 2016, the Board of Trustees changed the composition and leadership of its committees, appointing the independent trustees to its standing committees as set forth in the following table.

Trustee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Cydney C. Donnell	Chair	✓
Ron E. Jackson		✓	✓
Phillip M. Miller (Lead Trustee)	✓		Chair
Michael J. Schall		Chair	✓
Earl E. Webb	✓		✓
Laura H. Wright	✓	✓

Audit Committee

The Audit Committee is responsible for reviewing and discussing with management and our independent public accountants our annual and quarterly financial statements, engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the performance and independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. Ms. Donnell, one of our independent trustees, chairs the Audit Committee. The Board of Trustees has determined that each of Ms. Donnell and Ms. Wright is an “audit committee financial expert” as that term is defined by the SEC. The Board of Trustees has also determined, in accordance with the rules of the NYSE, that Ms. Wright’s simultaneous service on the audit committees of CMS Energy Corporation (NYSE: CMS), Consumers Energy Company (a publicly reporting, wholly-owned subsidiary of CMS Energy Corporation) and TE Connectivity Ltd. (NYSE: TEL) does not impair her ability to effectively serve also on the Audit Committee. Each member of the Audit Committee is financially literate and able to read and understand fundamental financial statements. The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. Additionally, the Audit Committee is responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a real estate investment trust (“REIT”) under Sections 856-860 of the Internal Revenue Code of 1986 (the “Code”).

The Audit Committee met a total of four times in 2015. The Board of Trustees has affirmatively determined that each member of the Audit Committee is independent as defined in Sections 303A.02 and 303A.07 of the listing standards of the NYSE and under the SEC rules for audit committees. The Audit Committee has adopted a written charter which outlines certain specified responsibilities of the Audit Committee and complies with the rules of the SEC and the NYSE. The charter is available on our website at www.pebblebrookhotels.com.

Compensation Committee

The Compensation Committee exercises all powers delegated to it by the Board of Trustees in connection with compensation matters. In connection with those responsibilities, the Compensation Committee has the sole authority to retain and terminate compensation consultants employed by it to help evaluate the Company’s compensation programs. In 2011, 2012, 2013 and 2014, the Compensation Committee retained Mercer LLC (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., to assist the Compensation Committee with its responsibilities related to the Company’s executive compensation programs. The Compensation Committee has determined that Mercer meets the criteria for an independent consultant in accordance with SEC guidelines for such services. The Compensation Committee also has authority to grant awards under the Company’s 2009 Equity Incentive Plan, as amended and restated in 2012 (the “2009 Equity Incentive Plan”). Mr. Schall chairs the Compensation Committee.

The Compensation Committee met a total of four times in 2015. The Board of Trustees has affirmatively determined that each member of this committee is independent under the NYSE listing standards. The Compensation Committee has adopted a written charter which outlines certain specified responsibilities of the Compensation Committee and complies with the rules of the SEC and the NYSE. The charter is available on our website at www.pebblebrookhotels.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for seeking, considering and recommending to the full Board of Trustees qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at the Annual Meeting of Shareholders, making recommendations to the Board of Trustees regarding candidates to fill vacancies in the Board of Trustees, periodically preparing and submitting to the Board of Trustees for adoption the selection criteria for trustee nominees, reviewing and making recommendations on matters involving general operation of the Board of Trustees and our corporate governance and annually recommending to the Board of Trustees nominees for each committee of the Board of Trustees. In addition, this committee annually facilitates the assessment of the Board of Trustees’ performance as a whole and of the individual trustees and officers and reports thereon to the Board of Trustees. Mr. Miller chairs the Nominating and Corporate Governance Committee. In addition, Mr. Miller serves as Lead Trustee. See “—Corporate Governance Matters—Board Management and Leadership—Lead Trustee.”

The Nominating and Corporate Governance Committee met a total of four times in 2015 and met after the end of the fiscal year to recommend to the full Board of Trustees each of the Nominees, as presented herein. The Board of Trustees has affirmatively determined that each member of this committee is independent under the NYSE listing standards. The Nominating and Corporate Governance Committee has adopted a written charter which outlines certain specified responsibilities of the Nominating and Corporate Governance Committee and complies with the rules of the SEC and the NYSE. The charter is available on our website at www.pebblebrookhotels.com.

Majority Trustee Independence

Our Corporate Governance Guidelines require that a majority of our trustees be independent. The Board of Trustees has adopted the categorical standards prescribed by the NYSE to assist the Board of Trustees in evaluating the independence of each of the trustees. The categorical standards describe various types of relationships that could potentially exist between a trustee and the Company and sets thresholds at which such relationships would be deemed material. Provided that no relationship or transaction exists that would disqualify a trustee under the categorical standards and the Board of Trustees determines, taking into account all facts and circumstances, that no other material relationship between the Company and the trustee exists of a type not specifically mentioned in the categorical standards, the Board of Trustees will deem such person to be independent. A trustee shall not be independent if he or she satisfies any one or more of the following criteria:

•	a trustee who is, or who has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company;

•	a trustee who has received, or who has an immediate family member serving as an executive officer who has received, during any 12-month period within the last three years more than $120,000 in direct compensation from the Company (excluding trustee and committee fees and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•	(i) a trustee who is or whose immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) a trustee who is a current employee of such a firm; (iii) a trustee who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (iv) a trustee who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•	a trustee who is or has been within the last three years, or whose immediate family member is or has been within the last three years, employed as an executive officer of another company where any of our present executives at the same time serves or served on that company’s compensation committee; or

•	a trustee who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).

Under these criteria, the Board of Trustees has determined that the following members of the Board of Trustees are independent: Cydney C. Donnell, Ron E. Jackson, Phillip M. Miller, Michael J. Schall, Earl E. Webb and Laura H. Wright. We presently have seven trustees, including these six independent trustees.

Trustee Compensation

Each trustee who is not an employee of, or affiliated with, the Company receives an annual retainer fee, at least half of which is paid in Common Shares. Prior to the beginning of each calendar year, each independent trustee may elect whether to receive a greater percentage of the annual retainer fee in Common Shares in lieu of cash. Payment of the annual retainer fee, whether in cash or Common Shares, is made in January following the year in which the trustee served on the Board of Trustees. The number of Common Shares issued is determined by dividing the dollar amount each trustee elects to receive in the form of Common Shares by the average of the closing prices of Common Shares on the NYSE for the ten trading days preceding the date of payment.

Each Chairperson of the Board’s standing committees receives an additional fee, which is subject to the same cash or Common Shares election described above. New independent trustees receive a one-time grant of 2,500 restricted Common Shares, which vest ratably over three years subject to the recipient’s continued service on the Board of Trustees. Five of the current independent trustees received this one-time grant of 2,500 restricted Common Shares upon completion of our IPO on December 14, 2009, and Mr. Miller received his grant on May 6, 2011, when he joined the Board of Trustees.

In February 2015, the Company prepared an analysis of the Company’s compensation of its independent trustees as compared to that of the trustees of the peer group of 13 publicly traded REITs used by Mercer in a report it prepared in September 2013 for the Compensation Committee. The analysis showed that the total compensation paid to the Company’s independent trustees was below the 20th percentile of the peer group. The peer group consisted of 13 publicly traded REITs that were selected either because their focus is on the lodging sector or their total assets, assets invested, sales, number of employees and market capitalization were comparable to ours. The members of the peer group (the “Peer REIT Group”) are:

Lodging REITs	Non-Lodging REITs

Ashford Hospitality Trust	EPR Properties

Chesapeake Lodging Trust	Rouse Properties, Inc.

DiamondRock Hospitality Company FelCor Lodging Trust, Inc.	WP Glimcher Inc. (Glimcher Realty Trust until acquired by Washington Prime Group)

Hersha Hospitality Trust

LaSalle Hotel Properties

RLJ Lodging Trust

Ryman Hospitality Properties

Strategic Hotels & Resorts, Inc. (acquired in December 2015, and no longer in the Peer REIT Group)

Sunstone Hotel Investors, Inc.

In light of the competition among public companies seeking directors or trustees who are as qualified and experienced as the members of the Board, the Compensation Committee recommended, and the Board approved, an increase in 2015 of the amounts we pay to our independent trustees for their service to us. For the year ended December 31, 2015, each trustee who was not an employee of the Company earned for his or her service an annual retainer fee of $135,000, and the Chairperson of the Audit Committee, the Chairperson of the Compensation Committee and the Chairperson of the Nominating and Corporate Governance Committee earned an additional $20,000, $15,000 and $10,000 in compensation, respectively. We do not pay the Lead Trustee additional compensation for service in that capacity. Trustees do not receive any additional compensation in any form for their service, including for attendance at meetings of the Board or its committees. The Company reimburses trustees for out-of-pocket expenses incurred in connection with their service on the Board of Trustees. The Company records the total value of the compensation received by the trustees on its financial statements for the year in which the fees are earned.

The following table sets forth the compensation paid in 2015 to our independent trustees for their service to us as trustees.

Summary of Non-Executive Trustee 2015 Compensation

Name	Fees Earned or Paid in Cash		Share Awards	Total
Cydney C. Donnell	$145,000	(1)	—	$145,000
Ron E. Jackson	$150,000	(2)	—	$150,000
Phillip M. Miller	$135,000	(3)	—	$135,000
Michael J. Schall	$135,000	(4)	—	$135,000
Earl E. Webb	$135,000	(5)	—	$135,000
Laura H. Wright	$155,000	(6)	—	$155,000

(1)	Ms. Donnell elected to receive 75% of her $145,000 fee for service on the Board and as Chairperson of the Nominating and Corporate Governance Committee in 2015 in the form of 3,840 Common Shares valued at a price per share of $28.32, which was the average of the closing prices of Common Shares on the NYSE for the ten trading days preceding the date of payment.

(2)	Mr. Jackson elected to receive all of his $150,000 fee for service on the Board and as Chairperson of the Compensation Committee in 2015 in the form of 5,297 Common Shares valued at a price per share of $28.32, which was the average of the closing prices of Common Shares on the NYSE for the ten trading days preceding the date of payment.

(3)	Mr. Miller elected to receive half of his $135,000 fee for service on the Board in the form of 2,383 Common Shares valued at a price per share of $28.32, which was the average of the closing prices of Common Shares on the NYSE for the ten trading days preceding the date of payment.

(4)	Mr. Schall elected to receive all of his $135,000 fee for service on the Board in the form of 4,767 Common Shares valued at a price per share of $28.32, which was the average of the closing prices of Common Shares on the NYSE for the ten trading days preceding the date of payment.

(5)	Mr. Webb elected to receive half of his $135,000 fee for service on the Board in the form of 2,383 Common Shares valued at a price per share of $28.32, which was the average of the closing prices of Common Shares on the NYSE for the ten trading days preceding the date of payment.

(6)	Ms. Wright elected to receive half of her $155,000 fee for service on the Board and as Chairperson of the Audit Committee in 2015 in the form of 2,737 Common Shares valued at a price per share of $28.32, which was the average of the closing prices of Common Shares on the NYSE for the ten trading days preceding the date of payment.

For the year ending December 31, 2016, the Compensation Committee recommended, and the Board approved, that the amount of compensation we pay to our independent trustees for their service to us as trustees should remain the same as it was for the year ended December 31, 2015.

Share Ownership Guidelines for Independent Trustees

The Board has established share ownership guidelines for independent trustees of the Company. The Board believes that encouraging each trustee to maintain a meaningful ownership interest in the Company relative to his or her annual fees for service as a trustee is in the best interests of the Company and its shareholders.

Pursuant to the guidelines, the Board recommends that each trustee should, within five years of joining the Board, own shares in the Company having an aggregate value equal to or greater than three times the amount of his or her total annual compensation for service on the Board, including any fees for service as a committee chairperson, in effect at the time of their joining the Board. The guidelines further provide that Common Shares, restricted Common Shares subject to time-based vesting, deferred Common Shares, if any, preferred shares of beneficial interest of the Company, $0.01 par value per share (“Preferred Shares”), units of limited partnership interest in the Company’s operating partnership designated as LTIP units (“LTIP units”) and LTIP units subject to time-based vesting count toward the recommended level of share ownership. The guidelines further provide that trustees have five years from the date of any increases in annual compensation to attain the recommended level of share ownership based on the increased compensation. Under the guidelines, shares will be valued at the greater of

(i) the average of their closing prices on the NYSE for the ten trading days preceding the date of determination and (ii) the price paid for the shares, or, in the case of share grants, the value or price used to determine the applicable grant. Subsequent declines in the market value of those shares will not change the Board’s determination. The Board has determined that all six of our independent trustees own shares in excess of their respective recommended levels of share ownership for independent trustees.

Nomination of Trustees

Before each annual meeting of shareholders, the Nominating and Corporate Governance Committee considers the nomination of all current trustees and also considers new candidates whenever there is a vacancy on the Board of Trustees or whenever a vacancy is anticipated due to a change in the size or composition of the Board of Trustees, a retirement of a trustee or for any other reason. In addition to considering incumbent trustees, the Nominating and Corporate Governance Committee identifies trustee candidates based on recommendations from the trustees, shareholders, management and others. Although the Nominating and Corporate Governance Committee may in the future engage the services of third-party search firms to assist in identifying or evaluating trustee candidates, no such firm was engaged in 2015.

The Nominating and Corporate Governance Committee annually evaluates the effectiveness of the Board of Trustees as a whole and of each individual trustee and identifies any areas in which the Board of Trustees would be better served by adding new members with different skills, backgrounds or areas of experience. The Board of Trustees considers trustee candidates, including those nominated by shareholders, based on a number of factors including: whether the candidate will be “independent,” as such term is defined by the NYSE listing standards; whether the candidate possesses the highest personal and professional ethics, integrity and values; whether the candidate contributes to the overall diversity of the Board of Trustees; and whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment. Candidates are also evaluated on their understanding of our business, experience and willingness to devote adequate time to carrying out their duties as trustees of the Company. The Nominating and Corporate Governance Committee also monitors the mix of skills, experience and background of the trustees to assure that the Board of Trustees has the necessary composition to effectively perform its oversight function.

We do not have a formal policy about diversity of Board membership, but the Nominating and Corporate Governance Committee does consider a broad range of factors when nominating trustee candidates to the Board of Trustees, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender and national origin. The Nominating and Corporate Governance Committee neither includes nor excludes any candidate from consideration solely based on the candidate’s diversity traits.

The Nominating and Corporate Governance Committee will consider appropriate nominees for trustees whose names are submitted in writing by a shareholder of the Company. Trustee candidates submitted by our shareholders will be evaluated by the Nominating and Corporate Governance Committee on the same basis as any other trustee candidates. Nominations must be addressed to Pebblebrook Hotel Trust, 7315 Wisconsin Avenue, Suite 1100 West, Bethesda, Maryland 20814, Attn: Raymond D. Martz, Secretary, and must describe the nominee’s qualifications and other relevant biographical information and provide confirmation of the nominee’s consent to serve as a trustee if elected. In order to be considered for the next annual election of trustees, any such written request must comply with the requirements set forth in the bylaws of the Company and as set forth below under “Other Matters—Shareholder Proposals.”

Executive Sessions of Our Independent Trustees

As required by the NYSE rules, the independent trustees, or the non-management trustees, of the Board regularly meet in executive session, without members of management present. Generally, these executive sessions follow regularly scheduled meetings of the Board. In 2015, the independent trustees of the Board met in executive session four times. Our Lead Trustee, Mr. Miller, presides over the executive sessions of the Board.

We have implemented procedures for interested parties, including shareholders, who wish to communicate directly with our independent trustees. We believe that providing a method for interested parties to communicate directly with our independent trustees, rather than with the full Board of Trustees, provides a more confidential, candid and efficient method of relaying any interested party’s concerns or comments. See “—Communication with the Board of Trustees, Lead Trustee, Independent Trustees and the Audit Committee.”

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Schall (Chairperson), Ms. Donnell, Mr. Jackson and Ms. Wright. None of the members of the Compensation Committee is or has been one of our employees or officers. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on the Board of Trustees or the Compensation Committee.

Corporate Governance Matters

Conflicts of Interest and Related Party Matters

Our Corporate Governance Guidelines, which apply to our officers, trustees and employees when such individuals are acting for or on our behalf, provide in writing that each member of the Board of Trustees will disclose any potential conflicts of interest to the Board and, if appropriate, refrain from voting on a matter in which the trustee may have a conflict of interest. Our Code of Business Conduct and Ethics, which applies to our officers, trustees and employees, requires our officers, trustees and employees to report any actual or potential conflict of interest to a supervisor, manager or other appropriate personnel. Any waiver of the Code of Business Conduct and Ethics for our executive officers or trustees may be made only by the Board of Trustees or one of the Board’s committees. We anticipate that any waivers of our Code of Business Conduct and Ethics will be posted on our website. The Code of Business Conduct and Ethics can be found under “Corporate Governance” in the “Investor Relations” section of our website at www.pebblebrookhotels.com.

The Board of Trustees is responsible for reviewing any transactions in which an executive officer or trustee, any nominee for trustee or any immediate family member of any such person has or will have a direct or indirect material interest. Our Code of Business Conduct and Ethics expressly prohibits the continuation of any conflict of interest by an employee, officer or trustee except under guidelines approved by the Board of Trustees. Because the facts and circumstances regarding potential conflicts are difficult to predict, the Board of Trustees has not adopted a written policy for evaluating general conflicts of interests. In the event a conflict of interest arises concerning a matter to be voted on by the Board or any of its committees, the Board of Trustees will review, among other things, the facts and circumstances of the conflict, the Company’s applicable corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and NYSE continued listing rules and regulations, and will consider the advice of counsel, before making any decisions regarding the conflict.

The Board has adopted a policy for evaluating potential conflicts of interest with respect to investments by our trustees and executive officers in hotel properties. This policy provides that our trustees and executive officers may not acquire a controlling interest or a 5% or greater equity interest in any hotel property or hotel development project without first receiving approval from our Chief Executive Officer and the Nominating and Corporate Governance Committee. The policy does not apply to investments in publicly traded securities and passive investments in private entities such as limited partnerships or limited liability companies.

Trustee Resignation Policy — Policy on Voting Regarding Trustees

The Company has a trustee resignation policy as part of our policy on voting procedures with respect to the election of trustees. Pursuant to the policy, in an uncontested election of trustees, any nominee who receives a greater number of votes withheld from his or her election than votes for his or her election will, within two weeks following certification of the shareholder vote by the Company, submit a written resignation offer to the Board of Trustees for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days following certification by the Company of the shareholder vote at the election, make a recommendation to the Board of Trustees concerning the acceptance or rejection of the resignation offer.

In determining its recommendation to the Board of Trustees, the Nominating and Corporate Governance Committee will consider all factors its members deem relevant, which may include:

•	any stated reason or reasons why shareholders who cast withheld votes for the trustee did so;

•	the qualifications of the trustee; and

•	whether the trustee’s resignation from the Board of Trustees would be in the Company’s best interest and the best interest of our shareholders.

The Nominating and Corporate Governance Committee may also consider alternatives to acceptance or rejection of the trustee’s resignation offer as the members of the Nominating and Corporate Governance Committee deem appropriate, which may include:

•	continued service by the trustee until the next relevant meeting of shareholders;

•	rejection of the resignation offer; or

•	rejection of the resignation offer coupled with a commitment to seek to address the underlying cause or causes of the majority-withheld vote.

The Board of Trustees will take formal action on the recommendation no later than 90 days following certification of the shareholder vote by the Company. In considering the recommendation, the Board of Trustees will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and any additional information, factors and alternatives as the Board of Trustees deems relevant. The recommendation of the Nominating and Corporate Governance Committee will not be binding on the Board. Any trustee tendering a resignation offer will not participate in the Nominating and Corporate Governance Committee or Board’s consideration of whether to accept the resignation offer. We will publicly disclose, in a Current Report on Form 8-K filed with the SEC, the decision of the Board of Trustees. The Board of Trustees will also provide an explanation of the process by which the decision was made and, if applicable, its reason or reasons for rejecting the tendered resignation.

Board and Management Leadership

Lead Trustee. Mr. Miller serves as Lead Trustee, in addition to serving as the Chairperson of the Nominating and Corporate Governance Committee. The Lead Trustee presides over executive sessions of the independent trustees and meetings of the full Board of Trustees when our Chairman is absent, in each case coordinating the agenda and moderating the discussion. The Lead Trustee may also, as needed, call meetings of the independent trustees and act as principal liaison between the independent trustees and our Chief Executive Officer in discussing issues from the executive sessions and other meetings of the independent trustees.

Chairman of the Board. Mr. Bortz serves as both our Chairman and our Chief Executive Officer. We believe that it is in the best interests of our shareholders for Mr. Bortz to serve as our Chairman because of his unique insight into the Company as well as the lodging industry and his excellent reputation among institutional investors. We believe that regular meetings of independent trustees, without management present, and permitting all trustees to add items to the agenda of meetings of the Board and its committees mitigates the risk that having our Chief Executive Officer serve as our Chairman may cause management to have undue influence on the Board of Trustees.

Risk Management

The Board of Trustees takes an active and informed role in the Company’s risk management policies and strategies. At least annually, the Company’s executive officers, who are responsible for the Company’s day-to-day risk management practices, present to the Board of Trustees a comprehensive report on the material risks to the Company, including credit risks, liquidity risks, financial risks and operational risks (including cyber-related risks). At that time, the management team also reviews with the Board of Trustees the Company’s risk mitigation policies and strategies specific to each risk that is identified. If necessary, the Board of Trustees may delegate specific risk management tasks to management or a committee of the Board. Throughout the year, management monitors the Company’s risk profile and, on a regular basis, updates the Board of Trustees as new material risks are identified or the aspects of a risk previously presented to the Board materially change. The Audit Committee also actively monitors risks to the Company throughout the year, and, with the aid of management, identifies any additional risks that need to be elevated for the consideration of the full Board of Trustees. For a description of our risk management considerations with respect to compensation in particular, see “Executive Officer Compensation—Compensation Discussion and Analysis—Other Factors Considered by the Compensation Committee—Risk Management Considerations.”

Indemnification and Limitation of Trustees’ and Officers’ Liability

Our declaration of trust authorizes us, and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify (i) any present or former trustee or officer or (ii) any individual who, while serving as our trustee or officer and at our request, serves or has served as a trustee, director, officer, partner, member, manager, employee or agent of another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of such a proceeding. We have entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

Communication with the Board of Trustees, Lead Trustee, Independent Trustees and the Audit Committee

Any party may contact the Board of Trustees, the Lead Trustee or any independent trustee via mail at the following address:

Board of Trustees/Lead Trustee/name of independent trustee

Pebblebrook Hotel Trust

7315 Wisconsin Avenue, Suite 1100 West

Bethesda, Maryland 20814

In addition, the Audit Committee has adopted confidential, anonymous processes for anyone to send communications to the Audit Committee with concerns or complaints concerning the Company’s regulatory compliance, accounting, audit or internal controls issues. Any party may contact the Audit Committee via mail at the following address:

Ms. Cydney C. Donnell,

Chairperson, Audit Committee of Pebblebrook Hotel Trust

c/o David C. Wright

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Biographical Information Regarding Executive Officers Who Are Not Trustees

Name	Age	Background Information
Raymond D. Martz Executive Vice President, Chief Financial Officer, Treasurer and Secretary	45	Mr. Martz serves as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary. Prior to joining the Company, Mr. Martz served as Chief Financial Officer for Phillips Edison & Company, one of the largest private owners of community shopping centers in the U.S., from August 2007 until November 2009. Prior to joining Phillips Edison, Mr. Martz served as the Chief Financial Officer, Secretary and Treasurer of Eagle Hospitality Properties Trust, Inc., a NYSE-listed hotel REIT, from May 2005 until August 2007. Prior to that, Mr. Martz was employed by LaSalle Hotel Properties in a variety of finance functions from 1997 to 2005, including serving as its Treasurer from 2004 to 2005, Vice President of Finance from 2001 to 2004 and Director of Finance from 1998 to 2001. Prior to joining LaSalle Hotel Properties, Mr. Martz was an associate with Tishman Hotel Corporation from 1995 through 1997, focusing on a variety of areas including asset management and development. From 1994 to 1995, he served in several hotel operations roles at Orient Hotel Group, a private owner and operator of hotels. Mr. Martz is the chairperson for Membership and Governance of the Financial Management Committee of the American Hotel & Lodging Association and is a founding member of the Hotel LEED Group of the U.S. Green Building Council. Mr. Martz received a B.S. from the School of Hotel Administration at Cornell University in 1993 and an M.B.A. from Columbia University in 2002.

Thomas C. Fisher Executive Vice President and Chief Investment Officer	45	Mr. Fisher serves as our Executive Vice President and Chief Investment Officer. Prior to joining the Company, Mr. Fisher served as Managing Director – Americas for Jones Lang LaSalle Hotels, one of the world’s leading hotel investment services firms. Mr. Fisher joined Jones Lang LaSalle Hotels in 1996 and served in a variety of roles, including his most recent position as Managing Director, leading the national full-service investment sales platform. Prior to joining Jones Lang LaSalle Hotels, Mr. Fisher was an Associate with The Harlan Company from 1994 to early 1996, an investment banking boutique in New York City where he focused on commercial real estate investment services including investment sales, capital raises and tenant representation. Prior to joining The Harlan Company, Mr. Fisher was a Real Estate Analyst in the corporate office of the Prudential Realty Group, where he worked on general account investments covering multiple property types including hotel, office and retail. Mr. Fisher received a B.S. with Distinction from the School of Hotel Administration at Cornell University in 1993. Mr. Fisher is a member of the Leadership Committee of the Urban Land Institute’s Hotel Development Council.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Trustees of the Company has selected the accounting firm of KPMG LLP (“KPMG”) to serve as the independent registered public accountants of the Company for the year ending December 31, 2016, and the Board of Trustees is asking shareholders to ratify this appointment. Although current laws, rules and regulations, as well as the Audit Committee charter, require the Company’s independent auditor to be engaged, retained and supervised by the Audit Committee, the Board of Trustees considers the appointment of the independent auditor to be an important matter for shareholders and is submitting the appointment of KPMG for ratification by shareholders as a matter of good corporate practice. KPMG has served as the Company’s independent registered public accountants since the Company’s formation in October 2009 and is considered by management of the Company to be well qualified.

Fee Disclosure

The following is a summary of the fees billed to the Company by KPMG for professional services rendered for the years ended December 31, 2015 and 2014:

	Year Ended December 31, 2015	Year Ended December 31, 2014

Audit Fees	$ 797,000	$ 998,800

Audit-Related Fees	—	—

Tax Fees	348,140	341,278

All Other Fees	—	—

Total	$ 1,145,140	$ 1,340,078

Audit Fees

“Audit Fees” consist of fees and expenses billed for professional services rendered to audit financial statements, assess effectiveness of internal control over financial reporting, review interim consolidated financial statements, review registration statements and prepare comfort letters, services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.”

Tax Fees

“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

All Other Fees

“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

Pre-Approval Policy

All audit, tax and other services provided to us are reviewed and pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by KPMG was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. All of the fees paid to KPMG that are described above were approved by the Board.

We expect that a representative of KPMG will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Audit Committee has considered whether, and has determined that, the provision by KPMG of the services described under “Audit-Related Fees,” “Tax Fees” and “Other Fees” is compatible with maintaining KPMG’s independence from management and the Company.

THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Trustees, in accordance with the Audit Committee charter. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the Company’s year-end earnings release.

The Audit Committee reviewed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accountants the auditors’ independence and the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees) as adopted by the Public Company Accounting Oversight Board (“PCAOB”), and discussed and received the written disclosures and the letter from the independent registered public accountants required by the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. The Audit Committee met four times in 2015 with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee held meetings with management prior to the filing of each of the Company’s Quarterly Reports on Form 10-Q with the SEC and the release to the public of its quarterly earnings, and reviewed and discussed with management the Company’s Quarterly Reports on Form 10-Q and its quarterly earnings releases.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a real estate investment trust (“REIT”) under Sections 856-860 of the Code.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that KPMG LLP is in fact “independent.”

The Audit Committee has adopted a written charter that outlines certain specified responsibilities of the Audit Committee and complies with the rules of the SEC and the NYSE.

Each member of the Audit Committee is independent as defined by the NYSE listing standards and each member is financially literate. The Board of Trustees has identified each of Ms. Donnell and Ms. Wright as an “audit committee financial expert” within the meaning of the SEC rules.

Submitted by the Audit Committee of the Board of Trustees

Cydney C. Donnell (Chairperson)

Phillip M. Miller

Earl E. Webb

Laura H. Wright

PROPOSAL 3: APPROVAL, BY ADVISORY AND NON-BINDING VOTE, OF EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act, and as previously reported, the Board has determined that we will hold annually a non-binding, advisory vote on the compensation paid to our named executive officers.

Accordingly, we are asking our shareholders to approve, in a non-binding vote, the following resolution in respect of this Proposal 3:

“NOW, THEREFORE, BE IT RESOLVED, that the shareholders approve, in a non-binding vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement relating to the Company’s 2016 Annual Meeting of Shareholders.”

This vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of the Company’s shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider that vote and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Compensation Committee has developed and maintained a compensation program that is intended to reward performance and encourage actions that drive success in our business objectives. As described in more detail under “Executive Officer Compensation,” the Company’s primary objective is to deliver attractive long-term total returns to shareholders through appreciation in the value of Common Shares and by providing income to shareholders through the establishment of and increases in distributable cash flow. The Company’s compensation philosophy and structure for our senior executives is designed to achieve these objectives.

The following is a summary of the Company’s compensation philosophy’s components and the rationale for those components.

Compensation should reinforce business objectives and Company values. The Company strives to provide a rewarding and professionally challenging work environment for its executive officers. The Company believes that executive officers who are motivated and challenged by their duties are more likely to achieve the individual and corporate performance goals approved by the Compensation Committee. The Company’s executive compensation package should reflect this work environment and performance expectations.

Executive officers should be retained and motivated. The primary purpose of the Company’s executive compensation program is to achieve the Company’s business objectives by attracting, retaining and motivating talented executive officers by providing financial incentives and economic security.

A significant percentage of compensation for executive officers should be based on performance. Performance-based pay aligns the interests of management with the Company’s shareholders. Performance-based compensation motivates and rewards individual efforts and Company success. For 2015, approximately 54% to 55% of the executive officers’ target total compensation was linked to achievement of the Company’s objectives and performance. In terms of actual total compensation for 2015, approximately 58% to 60% was linked to achievement of the Company’s objectives and performance. For 2016, approximately 53% to 60% of the executive officers’ target total compensation is at risk based on the absolute and relative performance of the Company and its share price.

Compensation should align interests of executive officers with those of shareholders. The Company seeks to align these interests by providing that a significant portion of executive officers’ compensation takes the form of Common Shares and LTIP units. Through share ownership guidelines for executive officers, grants of restricted Common Shares and LTIP units that vest over a period of years and grants of performance-based equity awards, the value of the executive officers’ total compensation should increase as total returns to shareholders increase. Moreover, the Company’s executive compensation is designed to reward favorable total shareholder returns, both in an absolute amount and relative to peers of the Company, taking into consideration the Company’s competitive position within the real estate industry and each executive’s long-term career contributions to the Company.

Compensation should be competitive. To attract and reduce the risk of losing the services of valuable executive officers but avoid the expense of excessive pay, compensation should be competitive. The Compensation Committee assesses the competitiveness of the Company’s compensation to its executive officers by comparison to compensation of executive officers at certain other public companies.

In determining actual 2015 compensation for our named executive officers, and as described in “Compensation Discussion and Analysis,” the Compensation Committee reviewed progress made against planned objectives established at the beginning of 2015. The Compensation Committee noted the following particular areas of achievement in 2015 when approving the compensation of our named executive officers:

•	Hotel operating performance improvement exceeded that of our peers by over 10%: our same-property hotel-level earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the year ended December 31, 2015 grew by 8.3% compared to the prior year, whereas the average growth in same-property hotel-level EBITDA of the REITs in the full-service hotel sector whom we consider to be our peers was 7.5%. We consider Chesapeake Lodging Trust, DiamondRock Hospitality Company, Host Hotels & Resorts, Inc., LaSalle Hotel Properties and Sunstone Hotel Investors, Inc. to be our peers (the “Peer Group”).

•	Adjusted funds from operations (“Adjusted FFO”) growth exceeded that of our peers by over 160%: our Adjusted FFO for the year ended December 31, 2015 grew by 27.6% compared to the prior year, whereas the average growth in Adjusted FFO of the Peer Group was 10.5%.

•	Successfully completed or consummated numerous strategic projects and initiatives on time and within budget: for 2015, we completed the renovation and redevelopment of Hotel Zephyr Fisherman’s Wharf; relaunched Hotel Vintage Portland on time and within budget; added 39 guest rooms to the W Los Angeles – West Beverly Hills while completing its comprehensive renovation; developed the plan for the renovation and potential rebranding of Westin Colonnade Coral Gables; and commenced the complete redevelopment and addition of 32 guest rooms at the Prescott Hotel (which relaunched in March 2016 as Hotel Zeppelin San Francisco).

•	Completed acquisitions of two high-quality hotel properties: we acquired LaPlaya Beach Resort & Club in Naples, Florida and The Tuscan Fisherman’s Wharf in San Francisco, California.

•	Successfully borrowed $375 million in term loans and closed on a $100 million private placement of senior notes: The term loans consist of a $200 million term loan and a $175 million term loan, with maturity dates in January 2021 and April 2022, respectively; the $100 million senior notes bear a weighted-average interest rate of 4.8% and have an average term of 8.8 years.

•	Maintained financial controls and risk management: the audit of our internal controls and procedures again found no material weaknesses or significant deficiencies, as set forth in the audit reports filed as part of our Annual Report on Form 10-K for the year ended December 31, 2015.

We believe that the Compensation Committee has developed a compensation program for our named executive officers that motivates outstanding performance and rewards behavior that aligns management’s interest with those of shareholders.

THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 3.

PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE

2009 EXECUTIVE INCENTIVE PLAN, AS AMENDED AND RESTATED IN 2012

Background to the Proposal

We currently have in effect the amended and restated 2009 Equity Incentive Plan, which was approved by our shareholders on July 10, 2012. The 2009 Equity Incentive Plan permits the grant of options, share appreciation rights, share awards, performance units and other equity-based awards.

The Board of Trustees believes that the 2009 Equity Incentive Plan has benefited the Company by (i) assisting in recruiting and retaining the services of individuals with high ability and initiative, (ii) providing greater incentives for employees and other individuals who provide valuable services to the Company and its affiliates and (iii) associating the interests of those persons with the Company and its shareholders.

As of December 31, 2015, approximately 328,296 Common Shares (approximately 151,552 Common Shares as of March 31, 2016) remain available for issuance under the 2009 Equity Incentive Plan. In order to continue to have the ability to provide the incentive compensation opportunities available under the 2009 Equity Incentive Plan, the Board of Trustees believes that it is in the Company’s best interest to increase the limit on the aggregate number of Common Shares that may be issued under the 2009 Equity Incentive Plan. Therefore, on April 26, 2016, the Board of Trustees adopted an amendment to the 2009 Equity Incentive Plan to increase the share authorization (the “Amendment”), subject to the approval of shareholders.

If the Amendment does not receive the required shareholder approval at the Annual Meeting, the 2009 Equity Incentive Plan, as currently in effect and without regard to the Amendment, will remain in effect. In addition, if the Amendment does not receive the required approval and the share authorization of the 2009 Equity Incentive Plan is exhausted, the Company may need to provide greater cash incentive opportunities in order to provide appropriate and competitive compensation for its named executive officers and other key employees.

The Board of Trustees also believes that increasing the number of Common Shares that may be issued under the 2009 Equity Incentive Plan is critical to support the Company’s emphasis on motivating and compensating its executive officers and its other employees with equity-based compensation to maintain and strengthen the alignment of their interests with those of the Company and the shareholders. The Company currently expects the duration of the increased number of Common Shares available under the 2009 Equity Incentive Plan, as amended by the Amendment, will be sufficient for the next four to five years.

Summary of the Amendment

The Amendment increases the number of Common Shares that may be issued under the 2009 Equity Incentive Plan by 1.25 million shares.

Summary of the 2009 Equity Incentive Plan, as Amended by the Amendment

The more significant features of the 2009 Equity Incentive Plan, as amended by the Amendment, are summarized below. This summary is qualified in its entirety by reference to the plan document, as in effect prior to adoption of the Amendment, a copy of which was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 2, 2012 and is incorporated herein by reference. As used in this section, references to the 2009 Equity Incentive Plan refer to the 2009 Equity Incentive Plan, as amended by the Amendment.

Administration

The 2009 Equity Incentive Plan is administered by the Compensation Committee of the Board of Trustees and the Compensation Committee approves all terms of awards under the 2009 Equity Incentive Plan. Our Compensation Committee also approves who will receive grants under the 2009 Equity Incentive Plan, determines the type of award that will be granted and approves the number of Common Shares subject to the grant. Notwithstanding the preceding sentences, the Board of Trustees administers the 2009 Equity Incentive Plan in the case of any award that is made to a trustee who is not also an employee of the Company or an Affiliate.

The Compensation Committee may delegate all or part of its authority to administer the 2009 Equity Incentive Plan to our Chief Executive Officer. The Compensation Committee may not delegate its authority, however, with respect to individuals who are subject to Section 16 of the Exchange Act. References in this summary to the “Compensation Committee” include any delegate of the Compensation Committee and, with respect to awards made to non-employee trustees, the Board of Trustees.

Because awards under the 2009 Equity Incentive Plan are made at the Compensation Committee’s discretion, we are unable to determine who will be selected to receive awards or the type, size or terms of the awards that may be granted. For the same reason, we are unable to determine the awards that would have been granted last year if the 2009 Equity Incentive Plan had been in effect. However, awards previously granted under the 2009 Equity Incentive Plan, prior to its amendment and restatement, are reported herein. See “Executive Officer Compensation Tables—Grants of Plan-Based Awards.”

Eligibility

All of our employees and employees of our subsidiaries and affiliates, including our operating partnership, are eligible to receive grants under the 2009 Equity Incentive Plan. In addition, our independent trustees and consultants and advisors who perform services for us and our subsidiaries and affiliates may receive grants under the 2009 Equity Incentive Plan.

Share Authorization

The number of Common Shares that may be issued under the 2009 Equity Incentive Plan is 3,672,625 shares. As noted above, this reflects an increase of 1.25 million shares from the share authorization of the 2009 Equity Incentive Plan, before the Amendment. The Board of Trustees approved the Amendment, which increases the share authorization, subject to shareholder approval.

No Evergreen. There is no evergreen provision in the 2009 Equity Incentive Plan: the number of shares that may be issued under the 2009 Equity Incentive Plan may not be increased without approval by both the Board of Trustees and shareholders. The Company currently expects the duration of the number of Common Shares that may be issued under the 2009 Equity Incentive Plan will be between four and five years.

In connection with share splits, share dividends, recapitalizations and certain other events, the Board will make adjustments that it deems appropriate in the aggregate number of Common Shares that may be issued under the 2009 Equity Incentive Plan, the terms of outstanding awards and the per-individual grant limitation (described below under “Section 162(m)”).

If any options or share appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any share awards, performance units or other equity-based awards are forfeited, the Common Shares subject to such awards will again be available for purposes of the 2009 Equity Incentive Plan. Any Common Shares that are tendered or withheld from the settlement of an award to satisfy the grant or exercise price or to satisfy a tax withholding obligation under an award shall be available for future awards granted under the 2009 Equity Incentive Plan.

Options

The 2009 Equity Incentive Plan authorizes our Compensation Committee to grant incentive share options (under Section 421 of the Code) and options that do not qualify as incentive share options. The exercise price of each option will be determined by the Compensation Committee, provided that the price cannot be less than 100% of the fair market value of the Common Shares on the date on which the option is granted (or 110% of the shares’

fair market value on the grant date in the case of an incentive share option to an individual who is a “ten percent shareholder” under Sections 422 and 424 of the Code). Except in the event of share splits, share dividends and other changes in our capitalization, the 2009 Equity Incentive Plan prohibits re-pricing of outstanding options without the approval of shareholders; the exercise price of an outstanding option cannot be reduced without shareholder approval. In addition, the 2009 Equity Incentive Plan prohibits cash buyouts of options: no payment may be made on account of the cancellation of an option if the exercise price exceeds the fair market value of a Common Share on the date of cancellation.

The exercise price for any option is generally payable (i) in cash, (ii) by certified check, (iii) by the surrender of Common Shares (or attestation of ownership of Common Shares) with an aggregate fair market value on the date on which the option is exercised equal to the exercise price for the number of shares being purchased or (iv) by payment through a broker in accordance with procedures established by the Federal Reserve Board. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive share option granted to a “ten percent shareholder”).

Share Awards

The 2009 Equity Incentive Plan also provides for the grant of share awards. A share award is an award of Common Shares that may be subject to restrictions on transferability and other restrictions as our Compensation Committee determines in its sole discretion on the date of grant. A share award may be subject to vesting or other requirements or restrictions that are stated with reference to one or more “performance goals” as described below under “— Section 162(m).” The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as our Compensation Committee may determine. A participant who receives a share award will have all of the rights of a shareholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares; provided, however, that the 2009 Equity Incentive Plan provides that dividends payable on a share award that does not vest solely on account of continued employment or service will be payable when, and only to the extent that, the underlying share award vests. During the period, if any, when share awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of his or her share award shares, (ii) the Company will retain custody of the certificates and (iii) a participant must deliver a share power to the Company for each share award.

Share Appreciation Rights

The 2009 Equity Incentive Plan authorizes our Compensation Committee to grant share appreciation rights that provide the recipient with the right to receive, upon exercise of the share appreciation right, cash, Common Shares or a combination of the two. The amount that the recipient will receive upon exercise of the share appreciation right generally will equal the excess of the fair market value of the Common Shares on the date of exercise over the shares’ fair market value on the date of grant (the “initial value”). Share appreciation rights will become exercisable in accordance with terms prescribed by our Compensation Committee. Share appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a share appreciation right cannot exceed ten years from the date of grant or five years in the case of a share appreciation right granted in tandem with an incentive share option awarded to a “ten percent shareholder”.

Except in the case of share splits, share dividends and other changes in our capitalization, the 2009 Equity Incentive Plan prohibits re-pricing of outstanding share appreciation rights without the approval of shareholders; the initial value of an outstanding share appreciation right cannot be reduced without shareholder approval. In addition, the 2009 Equity Incentive Plan prohibits cash buyouts of share appreciation rights: no payment may be made on account of the cancellation of a share appreciation right if the initial value exceeds the fair market value of a Common Share.

Performance Units

The 2009 Equity Incentive Plan authorizes our Compensation Committee to grant performance units. Performance units represent the participant’s right to receive an amount, based on the value of the Common Shares, if performance goals established by the Compensation Committee are achieved. Our Compensation Committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Performance goals may be stated with respect to the performance criteria described below under “Section 162(m)” or such other criteria determined by the Compensation Committee. If the performance goals are met, performance units will be paid in cash, Common Shares or a combination thereof.

Other Equity-Based Awards

Our Compensation Committee may grant other types of share-based awards as other equity-based awards under the 2009 Equity Incentive Plan. Our Compensation Committee will determine the applicable performance period, the performance goals and such other conditions that apply to other equity-based awards. Performance goals may be stated with respect to the performance criteria described below under “Section 162(m)” or such other criteria determined by our Compensation Committee. Other equity-based awards are payable in cash, our Common Shares or other equity securities, or a combination thereof, determined by the Compensation Committee. The terms and conditions of other equity-based awards are determined by the Compensation Committee.

Other equity-based awards may be granted in the form of LTIP units. LTIP units are a special class of partnership interests in our operating partnership, designated as LTIP Class A Units or LTIP Class B Units. Each LTIP unit awarded will be deemed equivalent to an award of one Common Share under the 2009 Equity Incentive Plan, reducing availability for other equity awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted to our employees. The vesting period for LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, or whether the LTIP units have reached full parity with the operating partnership units or not, will receive the same per-unit profit distributions as units of our operating partnership, which profit distribution will generally equal per share distributions on our Common Shares. This treatment with respect to distributions is similar to the expected treatment of share awards, which will generally receive full distributions whether vested or not (but subject to the satisfaction of any performance vesting requirement). Initially, LTIP units will not have full parity with operating partnership units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership unit holders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of operating partnership units, the LTIP units will achieve full parity with operating partnership units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of operating partnership units at any time, and thereafter enjoy all the rights of operating partnership units, including exchange rights which includes the right to redeem the operating partnership units for Common Shares or cash, at our option. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that a participant will realize for a given number of vested LTIP units will be less than the value of an equal number of Common Shares.

Incentive Awards

The 2009 Equity Incentive Plan also permits the grant of incentive awards. An incentive award is an opportunity to earn a payment upon the terms and conditions prescribed by our Compensation Committee. The terms and conditions may provide that the incentive award will be earned only to the extent that the participant, the Company or an affiliate achieves objectives measured over a period of at least one year. The objectives may be stated with reference to one or more of the performance criteria described below under “Section 162(m)” or such other criteria determined by our Compensation Committee. If an incentive award is earned, the amount payable will be paid in cash, Common Shares or a combination thereof.

Dividend Equivalent Rights

Our Compensation Committee may grant dividend equivalent rights in connection with the grant of performance units and other equity-based awards. Dividend equivalent rights may be paid currently or accrued as contingent cash obligations (in which case they may be deemed to have been invested in Common Shares) and may be payable in cash, Common Shares or a combination of the two. Our Compensation Committee will determine the terms of any dividend equivalent rights. However, as noted above, the 2009 Equity Incentive Plan provides that amounts payable under dividend equivalent rights that relate to an award subject to performance vesting requirements will be payable when, and only to the extent that, the underlying award vests.

Change in Control

If we experience a change in control, the Compensation Committee may, at its discretion, provide that all outstanding options, share appreciation rights, share awards, performance units, other equity-based awards or incentive awards that are not exercised prior to the change in control will be assumed by the surviving entity, or will be replaced by a comparable substitute award of substantially equal value granted by the surviving entity. The Compensation Committee is also authorized to provide that (i) all outstanding options and share appreciation rights will be fully exercisable on the change in control, (ii) restrictions and conditions on outstanding share awards will lapse upon the change in control and (iii) performance units, other equity-based awards or incentive awards will become earned in their entirety. The Compensation Committee may also provide that participants must surrender their outstanding options, share appreciation rights, share awards, performance units, other equity-based awards and incentive awards in exchange for a payment, in cash or Common Shares or other securities or consideration received by shareholders in the change in control transaction, equal to the value received by shareholders in the change in control transaction (or, in the case of options and share appreciation rights, the amount by which that transaction value exceeds the exercise price).

In summary, the Company believes a change in control under the 2009 Equity Incentive Plan is defined conservatively and only occurs if:

•	a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, at least 50% of our combined voting power or Common Shares;

•	we merge into another entity unless the holders of our voting shares immediately prior to the merger have more than 50% of the combined voting power of the securities in the merged entity or its parent (i.e., actual consummation of a merger is required; mere offers or agreements to merge do not suffice);

•	we sell or dispose of all or substantially all of our assets (i.e., actual consummation of a sale or disposition is required; mere offers or agreements to sell or dispose do not suffice); or

•	during any period of two consecutive years individuals who, at the beginning of such period, constitute the Board of Trustees together with any new trustees (other than individuals who become trustees in connection with certain transactions or election contests) cease for any reason to constitute a majority of the Board of Trustees.

Section 162(m)

Section 162(m) of the Internal Revenue Code limits, to $1,000,000, the deduction that a public corporation may claim for compensation paid to each of its chief executive officer and its three other most highly paid executive officers (other than the chief financial officer). The deduction limitation does not apply to compensation that qualifies as “performance based compensation” under Section 162(m).

A special rule under Section 162(m) provides that awards under the 2009 Equity Incentive Plan that are made during a transition period that began with our initial public offering can qualify as performance based compensation even though they do not satisfy the requirements for performance based compensation otherwise prescribed by Section 162(m). We will not be allowed to rely on the special rule with respect to awards granted after approval of the 2009 Equity Incentive Plan.

Awards granted under the 2009 Equity Incentive Plan can qualify as performance based compensation under Section 162(m) only if, among other things, the plan, as approved by shareholders (i) includes a limit on the benefits that an individual may receive in a stated period and (ii) the plan identifies the performance measures or criteria that may be used for awards that are intended to qualify as performance based compensation.

As required by Section 162(m), the 2009 Equity Incentive Plan includes limits on the benefits that any participant may receive in a stated period. The 2009 Equity Incentive Plan provides that no participant may be granted, in any calendar year, awards with respect to more than 855,656 Common Shares, regardless of whether the award or awards are granted as options, share appreciation rights, share awards, performance units or other equity-based awards or any combination thereof (i.e., all awards other than incentive awards).

The 2009 Equity Incentive Plan has a separate limit that is applicable only to incentive awards. The maximum amount of cash that any participant may receive in any calendar year from payments under incentive awards is the lesser of $2.5 million and 250% of the participant’s base salary (as in effect on the date the incentive award is granted and before giving effect to any salary reduction or deferral election). If we settle an incentive award in Common Shares rather than cash, the value of the Common Shares is subject to the same limit.

The 2009 Equity Incentive Plan also identifies performance criteria that may be used to establish performance goals that will determine whether an award becomes vested or is earned. The Compensation Committee may prescribe that an award that is intended to qualify as performance based compensation will become vested or be earned only upon the attainment of one or more performance goals or objectives stated with respect to one or more of the following, alone or in combination:

•	funds from operations;

•	adjusted funds from operations;

•	earnings before income taxes, depreciation and amortization (“EBITDA”);

•	adjusted EBITDA;

•	hotel-level EBITDA;

•	hotel revenues;

•	return on equity;

•	total earnings;

•	revenues or sales;

•	earnings per Common Share;

•	return on capital;

•	market price per Common Share; and

•	total shareholder return.

A performance goal or objective stated with respect to one or more of these criteria may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index. In establishing a performance goal or objective, the Compensation Committee may exclude any or all special, unusual or extraordinary items as determined under generally accepted accounting principles, including the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items and the cumulative effects of accounting changes. To the extent allowed by Section 162(m), the Compensation Committee may also adjust performance goals or objectives to reflect the impact of unusual or non-recurring events affecting the Company and for changes in applicable tax laws and accounting principles.

Return of Awards; Repayment

The 2009 Equity Incentive Plan provides that all awards, and all payments under awards, are subject to any policy that the Company adopts requiring the return or repayment of benefits, i.e., a clawback policy. To the extent required by any such policy, as in effect on the date that the award is granted, a participant will be required to return any award (if not previously exercised or settled) or to return any payment previously made with respect to an award (if the award has vested or been settled). We have adopted a policy regarding the recovery of erroneously awarded compensation, also known as a clawback policy. See also “Proposal 1: Election of Trustees—Sound Corporate Governance Practices—Compensation Clawback Policy.”

Amendment; Termination

The 2009 Equity Incentive Plan may be amended or terminated at any time by the Board of Trustees; provided that no amendment may adversely impair the benefits of participants under outstanding awards. Our shareholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our shareholders also must approve any amendment that materially increases the benefits accruing to participants under the 2009 Equity Incentive Plan, materially increases the aggregate number of Common Shares that may be issued under the 2009 Equity Incentive Plan or materially modifies the requirements as to eligibility for participation in the 2009 Equity Incentive Plan. The 2009 Equity Incentive Plan provides that it will expire, i.e., that no additional awards may be granted, after February 7, 2022.

Federal Tax Consequences

Counsel advised us regarding the federal income tax consequences of the 2009 Equity Incentive Plan. No income is recognized by a participant at the time an option or share appreciation rights is granted. If the option is an incentive share option, no income will be recognized upon the participant’s exercise of the incentive share option. Income is recognized by a participant when he or she disposes of shares acquired under an incentive share option. The exercise of a nonqualified share option or a share appreciation right generally is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price or the amount paid in settlement of the share appreciation right.

Income is recognized on account of the grant of a share award or an other equity-based award when the shares or other property subject to the award first become transferable or are no longer subject to a substantial risk of forfeiture. At that time the participant recognizes ordinary income equal to the fair market value of the Common Shares or other property, less any amount paid by the participant for the Common Shares or other property. Under current law, a participant is not expected to recognize income upon the grant or the vesting of LTIP units granted under an other equity-based award.

No income is recognized upon the grant of performance units or incentive awards. Income will be recognized on the date that payment is made under the performance units or incentive award in an amount paid in settlement of the performance units or incentive award.

The employer (either the Company or its affiliate) generally will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified share option or share appreciation right, the vesting of a share award or other equity-based award and the settlement of performance units and incentive awards. The amount of the deduction generally is equal to the ordinary income recognized by the participant. The employer will not be entitled to a federal income tax deduction on account of the grant or exercise of an incentive share option but may claim a federal income tax deduction on account of certain dispositions of shares acquired under an incentive share option.

THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 4.

PROPOSAL 5: NON-BINDING SHAREHOLDER PROPOSAL FROM THE UNION REGARDING SHAREHOLDER AMENDMENT OF OUR BYLAWS

Set forth in the italicized text below is a shareholder proposal (the “Union Proposal”) and supporting statement that we received from UNITE HERE! (the “Union”), 275 Seventh Avenue, New York, NY 10001. The Union is the largest union representing hotel workers in the United States.

The Union represents hotel workers who are employees of operators at some of our hotels. The Union has advised us that it is the beneficial owner of 150 Common Shares, which constitute approximately 0.0002% of the outstanding Common Shares.

The italicized text below contains the Union Proposal and supporting statement as submitted to us by the Union. The Union bears sole responsibility for the contents of the Union Proposal and supporting statement. If the Union Proposal is properly brought before the Annual Meeting or at any adjournment or postponement thereof, the Union Proposal will be voted upon.

The affirmative vote of a majority of all the votes cast on the Union Proposal at the Annual Meeting is necessary for approval of the proposal. If approved, the Union Proposal would be a non-binding recommendation to the Board of Trustees.

THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “AGAINST” THE UNION PROPOSAL.

Shareholder Proposal

RESOLVED, that the shareholders of Pebblebrook Hotel Trust recommend the board of directors take all steps necessary to allow shareholders to amend our bylaws by a vote of the majority of shares outstanding, including amendments initiated by shareholders.

Supporting Statement

The ability to amend our Bylaws by a vote of the majority of shares outstanding is fundamental shareholder right, and one of the most effective tools shareholders have to hold Boards accountable.

Shareholders at many listed lodging C-corporations enjoy this right, as do shareholders at two listed lodging REITs. Unfortunately, it is not a right currently held by Pebblebrook shareholders; the Board retains the exclusive right to amend our Bylaws.

With the power to amend bylaws by majority vote, shareholders can not only achieve corporate governance reform more efficiently; they can make these reforms permanent by requiring shareholder approval to remove key shareholder rights. Without the independent right to amend bylaws, introducing shareholder-friendly governance changes can be a lengthy process fraught with uncertainty.

The ability to establish and retain shareholder rights becomes increasingly important as lodging REITs enter a period of increased merger and acquisition activity. The US hotel industry has witnessed improved operating fundamentals for six consecutive years. Near the top of the previous cycle, nearly half of the publicly traded equity lodging REITs then in existence were bought out, often at substantial premiums for shareholders. However, the tide turned quickly in the fourth quarter of 2007, and companies that waited to sell did not fare well. The NAREIT Lodging Index prices fell over 26% between August 2007 and January 2008; by March 2009, the index saw stock values plummet by an alarming 83% of its peak value in May 2007.

In recent months, the lodging industry has once again witnessed an uptick in merger/acquisition activity, including Blackstone’s proposed acquisition of Strategic Hotels & Resorts in early September, and Marriott’s offer to acquire Starwood Hotels & Resorts in November. Lodging REIT stock prices, however, have lost about a quarter of their value in the first nine months of 2015. At the time of writing (December 17, 2015), Pebblebrook’s stock price had sunk nearly 40% year to date. We believe particularly at this point in the cycle it is in the best interests of shareholders to be able to efficiently pursue corporate governance reforms; therefore, we recommend shareholders vote FOR a recommendation that our Board give shareholders the right to amend our bylaws by a vote of the majority of shares outstanding.

Our Statement in Opposition to the Union Proposal

The Union Proposal is the second shareholder proposal submitted to the Company by the Union. At last year’s annual meeting of our shareholders, the Union also purported to be advocating for shareholder rights by proposing that the Company opt out of all of the provisions of the Maryland General Corporation Law (the “MGCL”) commonly known as the Maryland Unsolicited Takeovers Act (“MUTA”). That proposal was overwhelmingly defeated by a shareholder vote of 41.9 million (62.9%) “against” and only 24.7 million (37.1%) “for.”

The Board has carefully considered the Union Proposal and believes that it is not in the best interests of the Company or our shareholders. In considering the Union Proposal, the Board balanced the speculative concerns raised by the Union against the benefits of maintaining the Board’s exclusive right to amend our bylaws and protecting the interests of all shareholders. As explained below, the Board believes that you should vote against the Union Proposal because:

•	the Union’s economic interests are not aligned with those of the Company and its other shareholders – to the contrary, what is good for the Union is not good for the Company;

•	the Company has delivered outstanding shareholder returns and shareholder value, and the Company’s management team is among the most respected in the industry;

•	the Union’s suggestion that acquisition premiums are linked to permitting shareholders to amend bylaws is spurious, wholly unsupported and completely without merit – to the contrary, two-thirds of the U.S. entities referenced by the Union did or do not permit shareholders to amend their bylaws; and

•	the Board, unlike the Union or any shareholder proponent, has fiduciary duties to all of our shareholders, and the SEC’s time-tested proposal process already permits our shareholders to propose bylaws amendments.

The Union’s Economic Interests Are Not Aligned with Those of the Company and Its Other Shareholders - What is Good for the Union is Not Good for the Company

The Board believes the Union does not have the long-term best interests of shareholders in mind and has submitted the Union Proposal not to increase shareholder value but rather to further the Union’s own special interest initiatives. In 2013, 2014, 2015 and 2016, having established very small stock ownership in at least eight publicly traded lodging REITs, the Union has submitted approximately 27 shareholder proposals to those REITs. In several cases, after first partially succeeding with some proposals, the Union has continued to use the proposal process in following years in an effort to drive even more changes, with even greater deleterious impact on corporate governance, at some of the same companies. Without exception, all of the targets of the Union’s proposal efforts have been, like the Company, companies that own hotels that have been or could be subject to the Union’s organizing activities. In each case, the Union has pursued its special interest efforts despite not having any material equity stake in the target company, and, in each case, the board and management of the target company have expended time and company resources addressing the proposals that could have been directed instead toward managing the target company to increase shareholder value. According to a lodging REIT involved in a labor dispute with the Union, a leading independent governance analysis and proxy voting firm commented regarding a solicitation for a special meeting in the context of that labor dispute that: “Given that [the Union]’s interests are likely more aligned with workers it represents than shareholders of the companies it engages, . . . we believe it’s appropriate to question the [Union]’s true motivations in this case.” (There is presently no labor dispute between the Union and the Company.)

As noted above, the Union has a long history of acquiring negligible equity interests in companies in the hospitality industry that enable it to submit shareholder proposals of questionable merit. The Union owns only 150 Common Shares (having an aggregate value of less than $4,200 as of April 22, 2016), which permitted it to submit the Union Proposal, but formulating this statement in opposition to explain the Board’s view that supporting the proposal does not enhance shareholder value has required the valuable time and attention of senior management and a commitment of Company resources. The Union also uses pressure and intimidation tactics to achieve labor union objectives that are different from, and in many cases adverse to, those of other shareholders. For example, a federal district court has found that the Union previously brought a lawsuit against a public company alleging that the public company had violated federal securities law “as part of [the Union’s] campaign to harass a corporation and gain leverage in a unionization struggle” and with “no genuine belief in the merits of its claims.”1 In addition, the Union has orchestrated, and continues to orchestrate, nationwide boycotts of hotels and actively requests that individuals and organizations not do business with boycotted hotels.

Moreover, and perhaps more surprisingly, the Union has led disruptions at hotels owned by a publicly traded REIT of which the Union has been, and may still be, a shareholder, causing economic harm to the REIT and, consequently, its shareholders. Specifically, a publicly traded lodging REIT recently disclosed that disruption led by the Union at two of the REIT’s hotels in New York, New York reduced those hotels’ revenue per available room (“RevPAR”) by 37.8% for the third quarter of 2015 compared to the third quarter of 2014, as these hotels were forced to close many of their available guestrooms for a total of nine weeks and the two hotels incurred $6.1 million of one-time expenses related to the Union’s disruption activities. In addition, on a portfolio-wide basis for the year ended December 31, 2015, the REIT estimated that the Union disruptions reduced the REIT’s hotel earnings before interest, taxes and depreciation (“EBITDA”) results by $9.2 million.2

The Board further believes that the Union’s economic interests in submitting the Union Proposal are substantially adverse to those of the Company and our other shareholders. Over 60% of the employees of the third-party management companies who work at 12 of the Company’s 37 hotels are members of the Union. Over the last five years, the operating and financial performance of those 12 hotels has been lower than that of the 25 non-unionized hotels in the Company’s portfolio, whether measured by hotel-level EBITDA margin, by competitive-set RevPAR penetration or by scores reported by a U.S. travel website that provides reviews of travel-related content. In the Company’s experience, union contract rules, which severely limit job and employer flexibility at unionized hotels, typically result in substantially higher operating costs at those hotels. In addition, in the Company’s experience, employees at its unionized hotels generally have less opportunity for advancement and promotions as compared to employees at its non-unionized hotels, which may adversely affect employee morale and job satisfaction. Increased hotel-level operating costs and potentially lower employee morale at its hotels decrease the Company’s cash flows and profits, which leads to decreased share prices and erosion of shareholder value.

As noted by the Chancellor of the Delaware Court of Chancery (now the Chief Justice of the Supreme Court of Delaware), “. . . stockholders who propose long-lasting corporate governance changes should have a substantial, long-term interest that gives them a motive to want the corporation to prosper.”

The Company Has Delivered Outstanding Shareholder Returns and Shareholder Value and the Company’s Management Team’s Reputation Is Among the Most Respected in the Industry

The Company has delivered outstanding shareholder returns and shareholder value. The total shareholder return on Common Shares for the five-year period ended December 31, 2015 was 57%, more than double the total returns generated during the same period of both the FTSE NAREIT Lodging/Resort Property Sector Index (the index to which the Union refers in its supporting statement) and the Bloomberg REIT Hotels Index. These two indexes returned just 23% and 26%, respectively, over that five-year period.

[1]	UNITE HERE v. Cintas Corp., No. 06 Civ. 7061(DCL), 2006 WL 2859279, at *10 (S.D.N.Y. Oct. 11, 2006).
[2]	Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC by LaSalle Hotel Properties on February 18, 2016; Exhibit 99.1 to Current Report on Form 8-K filed with the SEC by LaSalle Hotel Properties on October 22, 2015.

Since inception, the Company has been led by a management team that has been recognized by industry professionals as having excellent leadership. Among other recognitions the Company’s management has received are the following:

•	one of the best chief executive officers in the REIT sector (tied for number one in 2013, number three in both 2015 and 2016)[3];

•	the best investor relations by a chief executive officer or chairman of small cap companies (2013)[4];

•	a chief executive officer ranked third overall in driving shareholder value at midcap companies (2014)[5];

•	nominations for best chief financial officer and best investor relations in the REIT sector (2015)[6]; and

•	one of the best investor relations programs in the REIT sector (number two in 2016)[7].

The management team’s recognitions in 2016 resulted in Institutional Investor naming the Company to its list of Most Honored Companies. The Company was the only lodging REIT and one of only 144 companies, out of 1,930 companies, to be selected as a Most Honored Company in 2016.8

These recognitions are a result of the intimate involvement by the Company’s management team in all key aspects of the Company’s business. In addition, they demonstrate the investment community’s confidence in the Company’s leadership, corporate governance and overall investor relations activities.

In addition to being involved in all key aspects of the Company’s business, the Company’s management team actively engages with our shareholders throughout the year in order to fully understand our shareholders’ viewpoints concerning the Company – including our corporate governance practices, to gather feedback on what we can do better and to help our shareholders understand our performance and strategy. The Company’s management regularly engages with our shareholders and prospective investors to solicit input and answer questions on a variety of topics by participating in industry media conferences, by holding numerous in-person meetings, and by speaking by telephone with many shareholders at other times throughout the year. In 2015 and 2014, for example, the Company’s management held over 300 and 170 in-person meetings, respectively, with our shareholders and prospective investors.

The disruptive tactics by the Union distracts management from continuing to focus on the activities that have helped the Company achieve its outperformance.

The Union’s Suggestion That Acquisition Premiums Are Linked to Permitting Shareholders to Amend Bylaws Is Spurious, Wholly Unsupported and Completely Without Merit – To the Contrary, Two-thirds of U.S. Entities Referenced by the Union Did Not or Do Not Permit Shareholders to Amend Their Bylaws

The Union’s supporting statement implies that there is a link between permitting shareholders to amend bylaws and premiums paid in mergers and acquisitions. This implication is spurious, wholly unsupported and completely without merit.

The Union’s supporting statement references the lodging-REIT mergers and acquisitions wave in 2006 and 2007 and very recent activity in 2015, asserts that the ability to retain shareholder rights increases in importance as such activity increases and states that permitting shareholders to amend bylaws enables those rights. The Union does not cite any research or evidence of any kind that links such activity to whether shareholders of acquired companies

[3]	The 2013 All-American Executive Team, the 2015 All-American Executive Team and the 2016 All-American Executive Team, by Institutional Investor LLC.
[4]	The 2013 All-American Executive Team, by Institutional Investor LLC.
[5]	ExecRank, Inc., Top Mid-Cap CEOs Driving Shareholder Value 2014, http://execrank.com/2014-rankings/top-ceos-driving-shareholder-value-mid-cap-companies/.
[6]	The 2015 All-American Executive Team, by Institutional Investor LLC.
[7]	The 2016 All-American Executive Team, by Institutional Investor LLC.
[8]	The 2016 All-American Executive Team, by Institutional Investor LLC.

were permitted to amend the bylaws of those entities. To the contrary, the evidence directly undermines the implication that this right is somehow related to merger and acquisition activity and raises further questions about the Union’s true motivations in submitting this proposal. Of seven publicly traded U.S. lodging REITs that were acquired during the 2006 and 2007 wave and the two entities (one of which is not a REIT) acquired or in the process of being acquired very recently cited by the Union, fully two-thirds of them did not permit shareholders to amend their bylaws. Eagle Hospitality Properties Trust, Inc., Highland Hospitality Corporation, Innkeepers USA Trust, MeriStar Hospitality Corporation, and Strategic Hotels & Resorts, Inc. were acquired, and Starwood Hotels & Resorts Worldwide, Inc. is in process of being acquired, for substantial premiums for shareholders. None of these six companies permitted or permits its shareholders to amend its bylaws.

We note further that although the Union suggests that the Union Proposal will help shareholders “be able to efficiently pursue corporate governance reforms,” the supporting statement is silent as to what reforms the Union may have in mind. Moreover, other than lamenting the fact that the Board retains the exclusive right to amend our bylaws, the Union does not cite any governance concerns with the Company. Indeed, the Company already has sound governance practices, including the following:

•	the Board of Trustees has never been classified;

•	we have opted out of the provisions of the Maryland General Corporation Law (the “MGCL”) that would have allowed the Board to classify itself without a shareholder vote, and so we have prohibited the Board from ever becoming classified without the prior approval of our shareholders;

•	the Company has never had a shareholders rights plan;

•	we have opted out of the control share provisions of the MGCL providing certain anti-takeover measures that the Board felt were unnecessary; and

•	we have opted out of the business combination provisions of the MGCL, so any business combination between us and any other person is exempt from such provisions if the combination is first approved by the Board (including a majority of trustees who are not affiliates or associates of such other person).

The Board, Unlike the Union or Any Shareholder Proponent, Has Fiduciary Duties to All of Our Shareholders, and the SEC’s Time-tested Proposal Process Already Permits Our Shareholders to Propose Bylaws Amendments

Our trustees have fiduciary duties to the Company and all of our shareholders, and we believe the Board is in the best position to evaluate and determine the governance practices and principles that affect the Company’s operations. Our shareholders, by contrast, do not have such duties and are not required to consider the interests of other shareholders or the Company. The Board has duties to consider and balance the interests of all of our shareholders, and is better positioned to ensure that any bylaws amendments are prudent and designed to protect and maximize long-term value for the Company and our shareholders. We are concerned that ceding the Board’s control of bylaws amendments could expose the Company to the potential that a bylaws amendment, proposed by a shareholder to advance a special interest not shared by other shareholders in general, ultimately may be approved and adopted. Given the Union’s activities relating to the operations of publicly traded lodging REITs that have been to the detriment of the REITs’ shareholders, our concern that the Union would seek to further its special interests through self-interested proposals to amend our bylaws is raised all the more.

Our Company is in good company with respect to providing the Board with the exclusive right to amend our bylaws. An overwhelming majority of Maryland real estate investment trusts have bylaws providing for exclusive board control of bylaw amendments. Moreover, as of the date of this proxy statement, of the 20 publicly traded lodging REITs, 14 provide for exclusive board control of bylaw amendments, and only four of the other six permit bylaw amendments by majority vote of shareholders.

Finally, our shareholders already have the right to propose and put to a vote recommendations for specific bylaw amendments through the SEC’s familiar and time-tested proposal process. As noted above, the Union itself has used that process to submit over 27 proposals to certain REITs. Under those proxy rules, our shareholders are permitted to submit their proposals and the Board is afforded the opportunity and time to consider them carefully, taking into account the interests of all shareholders, not just those claimed by the particular proponent.

In summary, the Board believes that the Union Proposal is not in the interests of the Company or its shareholders for the following reasons:

•	the Union’s economic interests are not aligned with those of the Company and its other shareholders – to the contrary, what is good for the Union is not good for the Company;

•	the Company has delivered outstanding shareholder returns and shareholder value, and the Company’s management team is among the most respected in the industry;

•	the Union’s suggestion that acquisition premiums are linked to permitting shareholders to amend bylaws is spurious, wholly unsupported and completely without merit – to the contrary, two-thirds of the U.S. entities referenced by the Union did or do not permit shareholders to amend their bylaws; and

•	the Board, unlike the Union or any shareholder proponent, has fiduciary duties to all of our shareholders, and the SEC’s time-tested proposal process already permits our shareholders to propose bylaws amendments.

THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “AGAINST” THE UNION PROPOSAL.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement (“CD&A”) with management of the Company. Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board of Trustees (and the Board of Trustees has approved) that the CD&A be included in the Company’s Proxy Statement on Schedule 14A prepared in connection with the Annual Meeting.

Submitted by the Compensation Committee of the Board of Trustees

Michael J. Schall (Chairperson)

Cydney C. Donnell

Ron E. Jackson

Laura H. Wright

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Overview

The Company’s primary objective is to deliver attractive long-term total returns to shareholders through appreciation in the value of Common Shares and by providing income to shareholders through increases in distributable cash flow. To do so, the Company seeks to enhance the return from, and the value of, the hotels in which it invests. We have established a compensation philosophy and structure for our three named executive officers that are designed to achieve these objectives. Our named executive officers are: Jon E. Bortz, Chairman, President and Chief Executive Officer; Raymond D. Martz, Executive Vice President, Chief Financial Officer, Treasurer and Secretary; and Thomas C. Fisher, Executive Vice President and Chief Investment Officer.

The Company was formed in October 2009, completed its IPO in December 2009 and, as of December 31, 2015, had acquired 31 hotel properties and a 49% interest in a joint venture that owns six other hotel properties, utilizing borrowings and proceeds from offerings of Common Shares and Preferred Shares. As the Company has matured, we have modified our executive compensation accordingly, to continue to provide appropriate incentives to management and alignment with shareholders’ interests. In 2011, 2012, 2013 and 2014, the Compensation Committee retained Mercer, an independent compensation consulting firm, to assist the Compensation Committee with its responsibilities related to the Company’s executive officer compensation program. The Compensation Committee has determined that Mercer meets the criteria for an independent consultant in accordance with SEC guidelines for such services. The Compensation Committee did not retain an independent compensation consulting firm in 2015, having determined that the Company and the compensation program had sufficiently matured not to require a consultant’s services every year.

The following table summarizes the primary components and rationale of our compensation philosophy and the pay elements that support that philosophy.

Philosophy Component	Rationale/Commentary	Pay Element

Compensation should reinforce business objectives and Company values	The Company strives to provide a rewarding and professionally challenging work environment for its executive officers. The Company believes that executive officers who are motivated and challenged by their duties are more likely to achieve the corporate performance goals and objectives designed by the Compensation Committee. The Company’s executive compensation package should reflect this work environment and performance expectations.	All elements (salary, annual cash incentive bonuses, equity incentive compensation, health and welfare benefits, change in control severance agreements)

Our executive officers should be retained and motivated	The primary purpose of the Company’s executive compensation program is to achieve the Company’s business objectives by attracting, retaining and motivating talented executive officers by providing financial incentives and economic security.	All elements (salary, annual cash incentive bonuses, equity incentive compensation, health and welfare benefits, change in control severance agreements)

Compensation should align interests of executive officers with those of shareholders	The Company seeks to align the interests of its executive officers with those of the Company’s shareholders by providing that a significant portion of executive officers’ compensation take the form of Common Shares. In addition, the Company seeks to align these interests by awarding performance-based equity and annual cash incentive bonuses that may be earned based on performance measures that are designed to drive results that are good for the Company and, consequently, our shareholders. Through share ownership guidelines for executive officers, grants of restricted Common Shares and LTIP units that vest over a period of years and performance-based equity awards, the value of the executive officers’ total compensation should increase as total returns to shareholders increase. The Company expects the value of these elements as a percentage of each executive officer’s annual base salary to motivate executive officers to continually improve performance of the Company and create value for the Company over the long-term. The Company’s executive compensation is designed to reward favorable total shareholder returns, both in an absolute amount and relative to peers of the Company, taking into consideration the Company’s competitive position within the industry and each executive’s long-term career contributions to the Company.	Equity incentive compensation (time- and performance-based equity grants) and annual cash incentive bonuses

Philosophy Component	Rationale/Commentary	Pay Element
A significant percentage of compensation for executive officers should be based on performance	Performance-based pay aligns the interests of management with those of the Company’s shareholders, motivating and rewarding individual efforts and Company success. Generally, the performance-based percentage of compensation increases as performance improves and decreases as performance declines. If the Company fails to achieve its corporate objectives, has poor relative performance and/or poor total shareholder returns, the executive officers will receive reduced incentive compensation, reduced total compensation and lower value creation through ownership of Common Shares or LTIP units. The executive officers have an opportunity, in the event of superior achievement of corporate objectives, relative performance or outstanding total shareholder returns, to earn larger overall compensation packages and increased value creation through ownership of Common Shares or LTIP units. For 2015, target performance-based compensation (target cash incentive bonus plus target performance-based equity) comprised between 54% and 55% of the target total compensation for the Company’s named executive officers. In terms of actual total compensation for 2015, approximately 58% to 60% was linked to achievement of the Company’s objectives and performance. For 2016, a significant portion of the executives’ target compensation is also at risk based on the absolute and relative performance of the Company and its share price: target cash incentive bonus plus target performance-based equity comprises between 53% and 60% of the target total compensation for the Company’s named executive officers.	Merit salary increases, annual cash incentive bonuses and equity incentive compensation (performance-based equity grants)

Compensation should be competitive	To attract and reduce the risk of losing the services of valuable executive officers but avoid the expense of excessive pay, compensation should be competitive. The Compensation Committee assesses the competitiveness of the Company’s compensation to its executive officers by comparison to compensation of executive officers at similar public companies.	All elements (salary, annual cash incentive bonuses, equity incentive compensation, health and welfare benefits, severance agreements)

Role of the Compensation Committee

The Compensation Committee determines compensation for Messrs. Bortz, Martz and Fisher, our named executive officers. The Compensation Committee consists of Mr. Schall (Chairperson), Ms. Donnell, Mr. Jackson and Ms. Wright, four of the Board’s independent trustees. The Compensation Committee exercises independent discretion in respect of executive compensation matters, including the retention or termination of any compensation consultant. The Compensation Committee may not delegate its primary responsibility of overseeing executive officer compensation but may delegate to management the administrative aspects of our compensation plans that do not involve the setting of compensation levels for our named executive officers. As part of the executive compensation determination process, the Compensation Committee seeks input from the trustees who are not on the Compensation Committee and the Chief Executive Officer, whose recommendations are evaluated along with all other compensation data gathered by the Compensation Committee.

Within the first two months of each year, a list of management business objectives (“MBOs”) for the named executive officers is prepared for that year and each named executive officer’s actual annual cash incentive bonus (discussed below) is later determined based on performance against the MBOs. MBOs may vary from year to year and may consist of matters such as achievement of specified financial performance at individual hotels or the portfolio overall; success in the pursuit of new hotel investments; achievement of particular business operating goals, such as asset management initiatives, renovations or repositioning of hotels; development and maintenance of compliance programs; and development of strategic plans. MBOs focus, in part, on enhancing the return from, and value of, the Company’s hotels. Each year’s proposed MBOs are reviewed by the Compensation Committee, which may modify the proposed MBOs. The final MBOs are approved by the Compensation Committee and the Board of Trustees. On a quarterly basis, the executive officers provide the Compensation Committee and the Board of Trustees status reports on the progress toward achieving the MBOs.

In February 2015, the Company prepared a report for the Compensation Committee to assess the competitiveness of the Company’s compensation levels for the Chief Executive Officer, the Chief Financial Officer and the Chief Investment Officer. The report consisted of information and an analysis of the compensation programs of the 13 companies in the Peer REIT Group, comparing the Company’s compensation of the named executive officers to that of officers at comparable levels of the companies in the Peer REIT Group.

Taking this information and analysis into consideration, in February 2015, the Compensation Committee and the Board determined the compensation program for fiscal year 2015 for the named executive officers. In determining the program, the Compensation Committee and the Board also considered the experience of the named executive officers, the executives’ and the Company’s previous results and the Company’s goals for 2015 and beyond. Company objectives for 2015 were reviewed by the Chairperson of the Compensation Committee and were then discussed, finalized and approved by the Compensation Committee and the Board. The MBOs for 2015 included: the Company’s achievement of relative growth in hotel-level EBITDA measured against the average growth in the same measure of a group of six peer lodging REITs; achievement of relative growth in Adjusted FFO per Common Share measured against the average growth in the same measure of the same peer group; and achievement of particular business goals, such as certain capital re-investment programs, asset management initiatives, acquisition goals, financing/refinancing goals and internal controls and compliance. The objectives were structured to focus the executives, in part, on enhancing the return from, and value of, the Company’s hotels.

The compensation program for fiscal year 2016 for the named executive officers was determined by the Compensation Committee and the Board in February 2016. At their request, the Company updated the report it had prepared in February 2015 comparing the Company’s compensation of the named executive officers to that of officers at comparable levels of the Peer REIT Group companies (excluding Strategic Hotels & Resorts, Inc., which was acquired in December 2015 and is no longer publicly traded). The Compensation Committee considered the report and also took into consideration the experience of the named executive officers, the executives’ and the Company’s previous results and the Company’s goals for 2016 and beyond. Company objectives for 2016 were reviewed by the Chairperson of the Compensation Committee and were then discussed, finalized and approved by the Compensation Committee and the Board. The MBOs for 2016 include: the Company’s achievement of relative growth in hotel-level EBITDA measured against the average growth in the same measure of a group of six peer lodging REITs; achievement of relative growth in Adjusted FFO per Common Share measured against the average growth in the same measure of the same peer group; and achievement of particular business goals, such as asset management initiatives, acquisition/disposition goals, financing/refinancing goals and internal controls and compliance. The objectives were structured to focus the executives, in part, on enhancing the return from, and value of, the Company’s hotels.

Shareholder Advisory Votes Regarding Executive Compensation. The Compensation Committee also considers the results of the Company’s most recent shareholder advisory vote on executive compensation when evaluating the Company’s compensation program and considering changes to the program. At the 2015 Annual Meeting, the Company’s shareholders voted overwhelmingly in favor of the compensation of our named executive officers: approximately 98% of the votes cast were in favor of the program. In light of these results, the Compensation Committee decided to continue to include in the 2016 executive compensation program all of the features of the compensation program previously approved by the Company’s shareholders. The Board previously determined that future shareholder advisory votes on executive compensation will be submitted to shareholders of the Company annually until the next required advisory vote on the frequency of conducting advisory votes on executive compensation.

Components and Criteria of Executive Compensation

The Compensation Committee and the Board have determined that executive compensation should consist of: (i) annual cash base salaries; (ii) annual cash incentive bonuses; and (iii) two forms of long-term equity-based compensation – 40% as restricted share awards subject to time-based vesting provisions over a three-year period and 60% as performance-based equity awards subject to performance-based vesting provisions over a three-year performance period. The Compensation Committee and the Board have structured the current program so that a significant portion of each named executive officer’s overall compensation: (i) is earned and paid over a period of more than one year; (ii) depends on the Company’s performance relative to that of peer lodging and similarly sized REITs; (iii) is measured against total compensation paid by peer lodging REITs; and (iv) depends on the Company’s total absolute and relative shareholder returns and other absolute and relative performance measurements. In this compensation framework, if the Company has poor relative performance and/or poor total shareholder returns, the named executive officers could receive incentive compensation below established target amounts (potentially as low as zero) and lower total compensation. In return, the named executive officers should have an opportunity, in the event of superior relative performance and superior total shareholder returns, to earn overall compensation packages significantly greater than established target amounts. In 2011, the Compensation Committee retained Mercer to make recommendations regarding the Company’s executive officer compensation program and used the services of that firm in designing the Company’s compensation programs for 2012, 2013 and 2014. The Compensation Committee did not retain the services of a compensation consultant for 2015, having determined that the Company and the compensation program had sufficiently matured not to require a consultant’s services every year.

In February 2015, the Compensation Committee and the Board determined that executive compensation for fiscal year 2015 would consist of the same components as in 2014: (i) annual cash base salaries; (ii) annual cash incentive bonuses; and (iii) two forms of long-term equity-based compensation – 40% as restricted share awards subject to time-based vesting provisions over a three-year period and 60% as performance-based equity awards subject to performance-based vesting provisions over a three-year performance period. Pursuant to the performance-based vesting provisions, the performance-based equity awards will vest after January 1, 2018 only if certain performance objectives are achieved. The following table shows each of the three components of target total compensation as a percentage of target total compensation for 2015 as determined by the Compensation Committee and the Board in February 2015.

	Components of 2015 Target Compensation(1) as a Percentage of Total 2015 Target Compensation
	Base Salary	Target Cash Incentive Bonus	Target Equity-based Compensation(2)

Chief Executive Officer	24%	25%	51%

Chief Financial Officer	28%	26%	46%

Chief Investment Officer	28%	26%	46%

(1)	See the Summary Compensation Table located elsewhere in this proxy statement for information about actual 2015 compensation paid to our named executive officers for 2015.
(2)	Percentages include awards in February 2015 of time-based restricted Common Shares and performance-based equity, which comprised 40% and 60%, respectively, of the target equity-based compensation amount, respectively.

For fiscal year 2016, the Compensation Committee and the Board determined that executive compensation would consist of the same components that comprised the 2015 compensation program as described above. Pursuant to the performance-based vesting provisions, the performance-based equity awards will vest after January 1, 2019, only if certain performance objectives are achieved. The following table shows each of the three components of target total compensation as a percentage of target total compensation for 2016 as determined by the Compensation Committee and the Board in February 2016.

	Components of 2016 Target Compensation as a Percentage of Total 2016 Target Compensation
	Base Salary	Target Cash Incentive Bonus	Target Equity-based Compensation(1)

Chief Executive Officer	21%	31%	48%

Chief Financial Officer	28%	25%	47%

Chief Investment Officer	28%	25%	47%

(1)	Percentages include awards in February 2016 of time-based restricted Common Shares and performance-based equity, which comprise 40% and 60%, respectively, of the target equity-based compensation amount, respectively.

The following narrative discusses the components of fiscal year 2015 and 2016 compensation.

Base Salary

Base salary is the only predictable form of annual cash compensation to our named executive officers and for that reason the Compensation Committee believes base salary is an important element of total compensation. The Compensation Committee believes that base salary should be commensurate with each named executive officer’s position and experience, responsibility and accountability, subject to annual adjustments based on market conditions, peer group analysis, size and scope of the Company’s operations and individual contributions and performance.

For 2015 and 2016, the base salary of each of our named executive officers was based on the following qualitative and quantitative factors:

•	an amount necessary to retain the named executive officers;

•	an assessment of the scope of the named executive officer’s responsibilities, leadership and individual role within the executive management team;

•	the named executive officer’s reputation and experience in the lodging industry;

•	the competitive market compensation paid to executive officers in similar positions at peer REITs; and

•	the operating history, size and age of the Company.

The Compensation Committee annually reviews the individual responsibilities and leadership attributes of each named executive officer. The Compensation Committee’s review includes its evaluation of each named executive officer’s role and contributions to the Company during the last year. Among other matters, the Compensation Committee considers the performance of employees managed by the named executive officers, the asset management strategies proposed or implemented by the named executive officer to improve hotel property performance, the status of the Company’s hotel property acquisition and disposition activities, the Company’s execution on short- and long-term strategic initiatives for which the named executive officer is responsible and the Company’s compliance with applicable laws and regulations to the extent within the named executive officer’s responsibility.

In addition, a tool by which the Compensation Committee measures a named executive officer’s performance is the named executive officer’s contributions with respect to the Company’s MBOs, which, as described above, are reviewed and approved by the Compensation Committee and the Board each year. Quarterly progress reports with respect to the MBOs provide the Compensation Committee with a regular update on the performance of the named executive officers. As noted elsewhere in this Proxy Statement, MBOs are primarily used to determine the annual cash incentive bonus, but MBOs can also influence the Compensation Committee’s determination of base salaries.

The Compensation Committee’s review of a named executive officer’s role and contribution to the Company includes the observations of the Chief Executive Officer with respect to the performance of the other named executive officers, especially as to day-to-day responsibilities and intra-company leadership qualities and growth.

With respect to each named executive officer’s expertise and experience within the industry, the Compensation Committee considers involvement in industry or trade groups such as NAREIT, reputation in the institutional investor community, as well as awards or other recognition by industry or trade groups or other industry participants.

The 2015 annual base salaries for the named executive officers are provided in the Summary Compensation Table located elsewhere in this proxy statement. For 2016, after considering the information and analysis provided by the Company regarding the compensation levels of executive officers of the Peer REIT Group companies, the Compensation Committee and the Board decided not to increase the Chief Executive Officer’s annual base salary and to increase the other named executive officers’ annual base salaries so that their base salaries are more comparable to those of the equivalent officers in the Peer REIT Group. As a result, the Compensation Committee and the Board approved annual base salaries for Messrs. Bortz, Martz and Fisher of $750,000, $450,000 and $450,000, respectively.

Annual Cash Incentive Bonus

The Compensation Committee emphasizes the importance of incentive cash compensation (the annual cash incentive bonus program) as a component of total compensation for the named executive officers. The Company believes this component of the Company’s compensation program is an investment in high-quality, successful employees who can improve the operational performance of the Company’s hotels and generate new business and investment opportunities that create value for shareholders.

The annual cash incentive bonus program is intended to compensate our named executive officers for achieving our annual goals at both the corporate and hotel property levels, as well as implementing long-term plans and strategies. However, we do not guarantee any bonuses. In 2015, the target annual cash incentive bonuses were established based on MBOs described below as the 2015 Annual Objectives. The actual cash incentive bonus for 2015 was paid in the first quarter of 2016, after audited financial statements for 2015 for the Company and the data required to calculate performance against the MBOs became available, and when the Compensation Committee, after consultation with the Chief Executive Officer, determined the percentage above, at or below the target cash incentive bonuses the named executive officers should receive based upon the Company’s achievement of the approved MBOs.

The Compensation Committee noted the following particular areas of achievement in 2015 when approving the compensation of our named executive officers:

•	Hotel operating performance improvement exceeded that of our peers by over 10%: our same-property hotel-level EBITDA for the year ended December 31, 2015 grew by 8.3% compared to the prior year, whereas the average growth in same-property hotel-level EBITDA of the REITs in the full-service hotel sector whom we consider to be our peers was 7.5%. Chesapeake Lodging Trust, DiamondRock Hospitality Company, Host Hotels & Resorts, Inc., LaSalle Hotel Properties and Sunstone Hotel Investors, Inc. comprise the “Peer Group.”

•	Adjusted FFO growth exceeded that of our peers by over 160%: our Adjusted FFO for the year ended December 31, 2015 grew by 27.6% compared to the prior year, whereas the average growth in Adjusted FFO of the Peer Group was 10.5%.

•	Successfully completed or consummated numerous strategic projects and initiatives on time and within budget: for 2015, we completed the renovation and redevelopment of Hotel Zephyr Fisherman’s Wharf; relaunched Hotel Vintage Portland on time and within budget; added 39 guest rooms to the W Los Angeles – West Beverly Hills while completing its comprehensive renovation; developed the plan for the renovation and potential rebranding of Westin Colonnade Coral Gables; and commenced the complete redevelopment and addition of 32 guest rooms at the Prescott Hotel (which relaunched in March 2016 as Hotel Zeppelin San Francisco).

•	Completed acquisitions of two high-quality hotel properties: we acquired LaPlaya Beach Resort & Club in Naples, Florida and The Tuscan Fisherman’s Wharf in San Francisco, California.

•	Successfully borrowed $375 million in term loans and closed on a $100 million private placement of senior notes: The term loans consist of a $200 million term loan and a $175 million term loan, with maturity dates in January 2021 and April 2022, respectively; the $100 million senior notes bear a weighted-average interest rate of 4.8% and have an average term of 8.8 years.

•	Maintained financial controls and risk management: the audit of our internal controls and procedures again found no material weaknesses or significant deficiencies, as set forth in the audit reports filed as part of our Annual Report on Form 10-K for the year ended December 31, 2015.

For each executive, the 2015 target cash incentive bonus was contingent on the Company meeting the target levels of certain MBOs established by the Board (“2015 Annual Objectives”), which were set in February 2015 and were designed to align the incentives of the Company’s employees and management with the interests of the Company’s shareholders. The actual amount of cash bonus that was paid in 2016 for performance in 2015 depended on the Company’s performance against the 2015 Annual Objectives and could have been as little as zero and as much as 200% of the target cash incentive bonus. The Company does not guarantee any bonus.

The 2015 Annual Objectives had three primary components:

•	35% of the target bonus, subject to a maximum of 87.5%, is determined by the percentage growth of the Company’s same-property hotel-level EBITDA for the year ended December 31, 2015 as compared to that of the year ended December 31, 2014 relative to the average percentage growth in the same measure of the Peer Group (the “2015 EBITDA Growth Objective”);

•	35% of the target bonus, subject to a maximum of 87.5%, is determined by the percentage growth of the Company’s Adjusted FFO per Common Share for the year ended December 31, 2015 as compared to that of the year ended December 31, 2014 relative to the average percentage growth in the same measure per share for the Peer Group (the “2015 Adjusted FFO Growth Objective”); and

•	30% of the target bonus, subject to a maximum of 60.0%, is determined by the degree to which particular business objectives, including asset management initiatives, certain capital re-investment programs, acquisition goals and internal controls and compliance, are executed and met (the “2015 Operating Objective”).

When the 2015 Annual Objectives were first established, Strategic Hotels & Resorts, Inc. was included in the Peer Group, but following the acquisition of that company during 2015 and the delisting of its common stock, the Compensation Committee determined that it should be removed from the Peer Group to ensure the group’s continued comparability to the Company.

The level of performance against each of the 2015 Annual Objectives was measured relative to a target and was subject to a maximum and minimum, each of which varied by objective, as shown in the following table:

2015 Annual Objective		Minimum(1) % of Target Bonus	Decrease Increment	Target Performance and % of Target Bonus	Increase Increment	Maximum % of Target Bonus
2015 EBITDA Growth	Performance (relative to Target Performance)		For every 100 basis points (“bps”) below target	EBITDA Growth = Peer- Group Average	For every 100 bps above target
	Payout Level (% of Target Bonus)	0%	700 bps less	35%	700 bps more	87.5%

2015 Adjusted FFO Growth	Performance (relative to Target Performance)		For every 100 bps below target	Adjusted FFO Growth = Peer Group Average	For every 100 bps above target
	Payout Level (% of Target Bonus)	0%	700 bps less	35%	700 bps more	87.5%

2015 Operating	Performance (Five-point scale – assessed by Board)	1	2	3	4	5
	Payout Level (% of Target Bonus)	0%	15%	30%	45%	60%

Aggregate (as percent of Target Bonus)		0%		100%		200%

(1)	The Compensation Committee did not establish a threshold level of performance for any of the performance objectives. Rather, the Compensation Committee established a minimum payout level of zero for each performance objective, and the minimum payout level for all performance objectives in the aggregate is zero.

Regardless of the Company’s actual performance against one or more of the components of the 2015 Annual Objectives, no executive officer was entitled to receive more than a maximum of 200% of his target cash incentive bonus for an annual cash bonus incentive award. In addition, each component has a maximum cap on the percentage of the target cash incentive bonus that the executive officers may earn: 87.5%, 87.5% and 60% in the case of the 2015 EBITDA Growth Objective, the 2015 Adjusted FFO Growth Objective and the 2015 Operating Objective, respectively.

For 2015, the Company’s actual performance against each of the 2015 Annual Objectives was as follows:

2015 Annual Objective	Actual Performance	% of Target Bonus Achieved

2015 EBITDA Growth	82 bps above target	40.8%

2015 Adjusted FFO Growth	1,703 bps above target	87.5%

2015 Operating	3.5 out of 5	35.6%

Total		163.9% (reduced to 150% by the Compensation Committee)

Although the Company significantly exceeded the target level of performance of the 2015 Annual Objectives – including greatly exceeding the cap on the 2015 Adjusted FFO Growth Objective – the named executive officers recommended that the Compensation Committee reduce the payout percentage from the calculated 163.9% to a lower amount. The named executive officers made this recommendation in light of the performance of the Company’s total shareholder return in 2015. Taking into account both this recommendation and the actual results for each of the 2015 Annual Objectives, the Compensation Committee determined, in its sole discretion, that it would reduce the payout percentage to 150.0% of the target cash incentive bonuses for 2015. As a result, Mr. Bortz received $1,155,000 and Messrs. Martz and Fisher each received $562,500.

For 2016, the target cash incentive bonus for Mr. Bortz is $1,125,000 (which is 150% of annual base salary, or approximately 31% of target total compensation, which includes the grant of time-based restricted Common Shares and performance-based equity awards discussed below). The target cash incentive bonus for each of Messrs. Martz and Fisher is $400,000 (which is 89% of annual base salary, or approximately 25% of target total compensation, which includes the grant of time-based restricted Common Shares and performance-based equity awards discussed below).

Given that one member of the Peer Group, Strategic Hotels & Resorts, Inc., was acquired in 2015 and is no longer a publicly traded company, the Compensation Committee determined that it would remove that company from the Peer Group and add Xenia Hotels & Resorts, Inc., which became a publicly traded lodging REIT in February 2015, in its place. Therefore, for purposes of the performance objectives established by the Compensation Committee in 2016 that compare the Company’s performance to that of the Peer Group, described below, the Peer Group consists of Chesapeake Lodging Trust, DiamondRock Hospitality Company, Host Hotels & Resorts, Inc., LaSalle Hotel Properties, Sunstone Hotel Investors, Inc. and Xenia Hotels & Resorts, Inc.

For each executive, the target cash incentive bonus is contingent on the Company meeting the target levels of certain MBOs established by the Board (“2016 Annual Objectives”), which were set in February 2016 and are designed to align the incentives of the Company’s employees and management with the interests of the Company’s shareholders. The actual amount of cash bonus that will be paid in 2017 for performance in 2016 will depend on the Company’s performance against the 2016 Annual Objectives and could be as little as zero and as much as 200% of the target cash incentive bonus. The Company does not guarantee any bonus.

The 2016 Annual Objectives have three components, as follows:

•	35% of the target bonus, subject to a maximum of 87.5%, is determined by the percentage growth of the Company’s same-property hotel-level EBITDA for the year ended December 31, 2015 as compared to that of the year ending December 31, 2016 relative to the average percentage growth in the same measure of the Peer Group (the “2016 EBITDA Growth Objective”);

•	35% of the target bonus, subject to a maximum of 87.5%, is determined by the percentage growth of the Company’s Adjusted FFO per Common Share for the year ended December 31, 2015 as compared to that of the year ending December 31, 2016 relative to the average percentage growth in the same measure per share for the Peer Group (the “2016 Adjusted FFO Growth Objective”); and

•	30% of the target bonus, subject to a maximum of 60.0%, is determined by the degree to which particular business objectives, including asset management initiatives, certain capital re-investment programs, acquisition/disposition goals and internal controls and compliance, are executed and met (the “2016 Operating Objective”).

The level of performance against each of the 2016 Annual Objectives will be measured relative to a target and will be subject to a maximum and minimum, each of which varies by objective, as shown in the table above showing the equivalent 2015 Annual Objectives.

Long-Term Equity Incentive Awards

Overview. The 2009 Equity Incentive Plan allows for long-term incentives to our named executive officers, key employees and consultants and other service providers to the Company, its subsidiaries and advisors through grants of option rights, appreciation rights, restricted share awards, performance-based equity awards, LTIP units and other forms of equity incentive awards. Awards granted to named executive officers and other employees under the incentive plan are designed to provide grantees with an incentive to promote the long-term success of the Company in line with our shareholders’ interests. The awards align the named executive officers’ interests with the interests of shareholders by providing the named executive officers with an ownership interest in the Company and a stake in the Company’s success. The 2009 Equity Incentive Plan is administered by the Compensation Committee, which has discretion to determine those individuals or entities to whom awards will be granted, the number of shares subject to such rights and awards and other terms and conditions of the option rights, appreciation rights and restricted share awards. Awards may have a vesting period that is tied to each named executive officer’s or employee’s continued service to the Company or a specifically identified set of performance measures.

Long-term equity incentive awards for the named executive officers with respect to a fiscal year are typically issued near the beginning of such fiscal year.

Awards of Restricted Common Shares. In February 2015, each of Messrs. Bortz, Martz and Fisher received awards of restricted Common Shares subject to pro rata time-based vesting on January 1, 2016, January 1, 2017, and January 1, 2018. Mr. Bortz received 13,230 restricted Common Shares, and Messrs. Martz and Fisher each received 5,519 restricted Common Shares. The shares were granted pursuant to the 2009 Equity Incentive Plan and were intended as part of the 2015 compensation program. The 2015 awards of restricted Common Shares for the named executive officers are included in the Summary Compensation Table located elsewhere in this proxy statement.

For 2016, the Company awarded restricted Common Shares to Messrs. Bortz, Martz and Fisher in the amounts of 29,992, 12,854 and 12,854 shares, respectively, in February 2016. The grant date fair values of the awards, calculated in accordance with FASB ASC 718, were $714,110, $306,054 and $306,054, respectively, or approximately 20%, 19% and 19%, respectively, of each named executive officer’s target total compensation. The restricted Common Shares will vest ratably on January 1, 2017, January 1, 2018 and January 1, 2019, provided that the recipient remains employed by the Company on each vesting date.

Awards of Performance-Based Equity. In February 2015, each of Messrs. Bortz, Martz and Fisher received awards of performance-based equity in the form of performance units, which will vest in the form of Common Shares only if, and to the degree, long-term performance criteria established by the Board (“2015 Long-Term Objectives”) are met, provided that the recipient remains employed by the Company through December 31, 2017 (or as otherwise described below).

The 2015 Long-Term Objectives have three primary components:

•	30% of the target number of performance units, subject to a maximum of 60%, is determined by the Company’s total shareholder return (Common Share price appreciation/depreciation plus paid dividends) (“TSR”) measured from December 31, 2014 through December 31, 2017 compared to the Peer Group’s average TSR (the “2015 Group TSR Objective”);

•	40% of the target number of performance units, subject to a maximum of 80%, is determined by the Company’s TSR from December 31, 2014 through December 31, 2017 (the “2015 Absolute TSR Objective”); and

•	30% of the target number of performance units, subject to a maximum of 200%, is determined by reduction of the gap between the Company’s hotel-level EBITDA margin and that reported by LaSalle Hotel Properties for the year ended December 31, 2014 through the year ending December 31, 2017, measured annually (the “2015 Direct Competitor Objective”).

The level of performance against each of the 2015 Long-Term Objectives is measured relative to a target and is subject to a maximum and minimum, each of which varies by objective, as shown in the following table:

2015 Long-Term Objective		Minimum(1) % of Target Bonus	Decrease Increment	Target Performance and % of Target Bonus	Increase Increment	Maximum % of Target Bonus
2015 Group TSR	Performance (relative to Target Performance)	≥ 600 bps below	For every 100 bps below target	TSR = Peer- Group Avg.	For every 100 bps above target
	Payout Level (% of Target Bonus)	0%	500 bps less	30%	500 bps more	60%

2015 Absolute TSR	Performance (relative to Target Performance)	≤ 5%	For every 100 bps below target	9% TSR	For every 100 bps above target
	Payout Level (% of Target Bonus)	0%	1,000 bps less	40%	1,000 bps more	80%

2015 Direct Competitor	Performance (relative to Target Performance)	≥ 40 bps increase in gap	For every 10 bps increase in EBITDA margin gap	No change in EBITDA margin gap	For every 10 bps decrease in EBITDA margin gap
	Payout Level (% of Target Bonus)	0%	666.67 bps less	30%	666.67 bps more	200%

Aggregate (as percent of Target Bonus)		0%		100%		200%

(1)	The Compensation Committee did not establish a threshold level of performance for any of the performance objectives. Rather, the Compensation Committee established a minimum payout level of zero for each performance objective and the minimum payout level for all performance objectives in the aggregate is zero.

Regardless of the Company’s actual performance against any one or more of the 2015 Long-Term Objectives, the maximum amount of Common Shares that can vest pursuant to the performance-based equity award for any of the named executive officers is 200% of the executive’s target number of Common Shares under the award.

The minimum, target and maximum number of Common Shares subject to the performance-based equity incentive awards for the Company’s three executive officers are as follows:

Name	Number of Common Shares Subject to Performance-Based Vesting Based on 2015 Long-Term Objectives			Value if Maximum Number Vests(2)
	Minimum(1)	Target	Maximum
Jon E. Bortz	0	19,845	39,690	$1,939,650

Raymond D. Martz	0	8,279	16,558	$809,189

Thomas C. Fisher	0	8,279	16,558	$809,189

(1)	The Compensation Committee did not establish a threshold level of performance for any of the performance objectives. Rather, the Compensation Committee established a minimum payout level of zero for each performance objective and the minimum payout level for all performance objectives in the aggregate is zero.

(2)	The amounts in this column show the dollar values of the performance-based equity awards assuming that on the grant date of the awards the highest level of performance was probable, the maximum value of the awards would be earned and the value per Common Share subject to performance-based vesting was assumed to be the closing price per Common Share on the NYSE on the date of grant, February 11, 2015. The values of the performance-based equity awards are dependent in part on the Company’s performance over a three-year period and there is no assurance that the maximum value of the awards will be earned.

For each named executive officer, the actual amount of Common Shares that may ultimately vest will depend on the Company’s performance against the 2015 Long-Term Objectives and requires that the recipient remain employed by the Company through December 31, 2017 (or as otherwise described below). Prior to vesting, the Common Shares issuable pursuant to these performance-based equity awards will not be entitled to receive dividends paid on Common Shares or to be voted, but dividends will accrue and will be paid if and when the shares vest.

In February 2016, each of Messrs. Bortz, Martz and Fisher received awards of performance-based equity, in the form of performance units, which will vest in the form of Common Shares if, and to the degree, long-term performance criteria established by the Board (“2016 Long-Term Objectives”) are met, provided that the recipient remains employed by the Company through December 31, 2018 (or as otherwise described below).

There are three 2016 Long-Term Objectives:

•	70% of the target number of performance units, subject to a maximum of 140%, is determined by the Company’s TSR measured from December 31, 2015 through December 31, 2018 compared to the Peer Group’s average TSR (the “2016 Group TSR Objective”);

•	15% of the target number of performance units, subject to a maximum of 30%, is determined by the Company’s TSR from December 31, 2015 through December 31, 2018 (the “2016 Absolute TSR Objective”); and

•	15% of the target number of performance units, subject to a maximum of 200%, is determined by reduction of the gap between the Company’s hotel-level EBITDA margin and that reported by LaSalle Hotel Properties for the year ended December 31, 2015 through the year ending December 31, 2018, measured annually (the “2016 Direct Competitor Objective”).

The Compensation Committee determined the percentage of the target number of performance units for each 2016 Long-Term Objective based on each objective’s relative importance in supporting the Company’s financial and strategic goals. The Compensation Committee increased the target allocation of the 2016 Group TSR Objective to emphasize the importance of delivering total shareholder returns that outperform those of our peers.

The level of performance against each 2016 Long-Term Objective will be measured relative to a target. The payout level of each objective varies by level of performance achieved, from a minimum of 0% up to target and maximum amounts that differ by objective, as shown in the following table:

2016 Long-Term Objectives		Minimum % of Target Bonus	Decrease Increment	Target Performance and % of Target Bonus	Increase Increment	Maximum % of Target Bonus
2016 Group TSR	Performance (relative to Target Performance)	≥ 600 bps below	For every 100 bps below target	TSR = Peer- Group Avg.	For every 100 bps above target	≥ 600 bps above
	Payout Level (% of Target Bonus)	0%	1,167 bps less	70%	1,167 bps more	140%

2016 Absolute TSR	Performance (relative to Target Performance)	≤ 0% TSR	For every 100 bps below target	6% TSR	For every 100 bps above target	≥ 12% TSR
	Payout Level (% of Target Bonus)	0%	250 bps less	15%	250 bps more	30%

2016 Direct Competitor	Performance (relative to Target Performance)	≥ 23 bps increase in gap	For every 10 bps increase in EBITDA margin gap	No change in EBITDA margin gap	For every 10 bps decrease in EBITDA margin gap	≥ 278 bps decrease in gap
	Payout Level (% of Target Bonus)	0%	666.67 bps less	15%	666.67 bps more	200%

Aggregate (as percent of Target Bonus)		0%		100%		200%

Regardless of the Company’s actual performance against one or more of the 2016 Long-Term Objectives, the maximum amount of performance units that can vest for any of the executive officers is 200% of the executive’s target number of performance units.

The minimum, target and maximum number of performance units subject to the 2016 performance-based equity incentive awards for the Company’s three executive officers are as follows:

Name	Number of Performance Units Subject to Performance-Based Vesting Based on 2016 Long-Term Objectives			Value if Maximum Number Vests(2)
	Minimum(1)	Target	Maximum
Jon E. Bortz	0	44,987	89,974	$2,142,281

Raymond D. Martz	0	19,280	38,560	$918,114

Thomas C. Fisher	0	19,280	38,560	$918,114

(1)	The Compensation Committee did not establish a threshold level of performance for any of the performance objectives. Rather, the Compensation Committee established a minimum payout level of zero for each performance objective and the minimum payout level for all performance objectives in the aggregate is zero.

(2)

The amounts in this column show the dollar values of the performance-based equity awards assuming that on the grant date of the awards the highest level of performance was probable, the maximum value of the awards would be earned and the value per performance unit was assumed to be the closing price per Common Share on the NYSE on the date of grant, February 10, 2016. The values of the performance-based equity awards are dependent in part on the Company’s performance over a three-year period and there is no assurance that the maximum value of the awards will be earned.

For each named executive officer, the actual amount of performance units that will vest (and be settled in the form of Common Shares) after December 31, 2018 will depend on the Company’s performance against the 2016 Long-Term Objectives and requires that the recipient remain employed by the Company through December 31, 2018 (or as otherwise described below). Prior to vesting, the performance units will not be entitled to receive dividends paid on Common Shares or to be voted, but dividends will, in effect, accrue on the units and will be paid if, but only if, and to the extent the performance units vest.

Other Benefits

Consistent with the philosophy of the Compensation Committee to establish individual- and Company-based performance measures, the Compensation Committee will continue to maintain competitive benefits and perquisites for named executive officers. However, the Compensation Committee does not view benefits and perquisites as a key component of the Company’s compensation program and their total value remains a small percentage of each named executive officer’s base salary. The Compensation Committee may revise, amend or add to each named executive officer’s benefits and perquisites if it deems it advisable.

Other Factors Considered by the Compensation Committee

Tax Deductibility of Executive Compensation

Section 162(m) of the Code limits the deduction that a public corporation may claim for compensation paid to its chief executive officer and its three other highest paid executive officers (other than its chief financial officer). The compensation deduction that may be claimed on account of amounts paid to each of those executive officers is limited to $1 million per year. Compensation that qualifies as “performance based compensation” under Section 162(m) of the Code is not subject to the deduction limit.

A transition rule under Section 162(m) of the Code applies to compensation paid by the Company under an agreement or plan that was in effect at the time of the Company’s IPO; provided that the prospectus for the offering disclosed the terms of the agreement or plan in accordance with the requirements of applicable securities law. The transition rule provides that compensation paid under such agreements before the end of a specified reliance period is not subject to the Section 162(m) deduction limit. Similarly, compensation paid pursuant to awards granted under a plan, like the 2009 Equity Incentive Plan, before the end of the specified reliance period is not subject to the Section 162(m) deduction limit. The reliance period for the Company under the transition rule ended when the 2009 Equity Incentive Plan was amended and restated in 2012. The Company should be entitled to rely on the relief provided under the transition rule so that Section 162(m) will not apply to compensation paid under the agreements, or grants made under the 2009 Equity Incentive Plan, before the reliance period ended.

With respect to compensation that is not exempt from the deduction limit under this transition rule, the Compensation Committee generally seeks to preserve the federal income tax deductibility of compensation paid to the named executive officers and thus may design compensation awards and incentives so that they qualify as “performance based compensation” under Section 162(m) of the Code. However, in order to maintain flexibility in compensating the named executive officers in a manner designed to promote our corporate goals, including retaining and providing incentives to the named executive officers, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Payments Upon Termination of A Named Executive Officer and Vesting of Equity Awards Upon A Change in Control of the Company

The Company entered into an agreement with each of its named executive officers, upon his joining the Company, to provide benefits to each in the event his employment is terminated in certain circumstances.

Otherwise, the Company has not entered into an employment agreement with any of its named executive officers. The Compensation Committee expects to review the terms of the three change in control severance agreements annually. Because each named executive officer’s severance payment is derived from his annual base salary and other annual incentive compensation, the effect on severance payments is one of the factors expected to be considered by the Compensation Committee when annually reviewing the named executive officer’s total compensation and change in control severance agreement terms in the future.

The agreement with each named executive officer provides that the named executive officer will be entitled to the severance payments and benefits detailed in this Proxy Statement under “Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies” if the named executive officer resigns for “good reason” or is terminated without “cause” in connection with, or within one year after, a change in control of the Company or is terminated without “cause” not in connection with, or within one year after, a change in control of the Company. As noted at the beginning of this Compensation Discussion and Analysis, one of the Company’s executive compensation philosophies is to retain key executive officers. The Compensation Committee believes that the terms of the change in control severance agreements, including the events triggering severance payments, are competitive with those of other lodging REITs and promote stability among its named executive officers which is important to the Company’s overall performance.

In addition, the Compensation Committee considers the effect of accelerated vesting of certain equity awards upon a termination of a named executive officer or a change in control of the Company. The Compensation Committee approves of the terms of the time-based restricted share award agreements and the performance-based equity award agreements, including the immediate vesting of time-based restricted Common Shares (and, in the case of performance-based equity awards, the immediate vesting of at least the target number of Common Shares) upon a change in control of the Company, upon a named executive officer’s resignation for good reason or upon a named executive officer’s termination without cause. The Compensation Committee believes that the terms of the time-based restricted share award agreements and the performance-based equity award agreements are competitive with those of other lodging REITs, promote stability among the Company’s named executive officers, which is important to the Company’s overall performance, and provide appropriate incentive to align the interests of management with shareholders’ interests in evaluating potential acquisitions. For more information on the vesting terms of the named executive officer’s time-based restricted Common Shares and performance-based equity awards, see “Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies—Vesting of Long-Term Equity Incentive Awards.”

Risk Management Considerations

The Compensation Committee considers at least annually whether our compensation program encourages our executive officers to manage risk prudently across the Company and whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Our Company’s compensation program, management team and the culture they foster encourage value creation for our shareholders over the long-term and discourage a focus on maximizing short-term value at the long-term’s expense. We evaluate performance using both quantitative and qualitative measures and many elements of our compensation program serve to mitigate excessive and inappropriate risk-taking. For example, we seek to compensate our executives with a well-balanced mix of guaranteed base salary, performance-based annual cash incentive bonuses and long-term equity incentive awards. Our executive officers’ base salaries provide assured levels of income that do not vary with the executives’ or the Company’s performance. We balance the certainty of the base salary with the potential for additional cash based on one-year performance metrics that are both quantitative and qualitative. The long-term equity incentive awards are themselves balanced between equity awards that will vest based on time and service over three-years (five years in the case of a special retention award) and awards that may vest, if at all, based on performance over multi-year periods, usually three (five in the case of a special retention award). In this way, we seek to motivate our executives to consider the impact of their decisions over the short, medium and long terms.

Our clawback policy, share ownership guidelines and prohibition against hedging further mitigate the possibility of excessive and inappropriate risk-taking. Moreover, we have never granted stock options.

The Company believes that its compensation policies and practices embodied in the compensation programs for 2015 and 2016, including the 2016 Annual Objectives and the 2016 Long-Term Objectives, appropriately align management’s incentives with the interests of our shareholders. As a result, the Company believes its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Share Ownership Guidelines for Named Executive Officers

In 2010, the Board established share ownership guidelines for the named executive officers of the Company. The Board believes that encouraging each named executive officer to maintain a meaningful ownership interest in the Company relative to the named executive officer’s annual base salary is in the best interest of the Company and its shareholders and is likely to further encourage the named executive officer to act in a manner that creates value for the Company’s shareholders. Pursuant to the guidelines, the Board recommends that each of our existing named executive officers should own shares in the Company having an aggregate value equal to or greater than the multiple of his base salary as shown in the following table.

	Multiple of Annual Base Salary (2015)	Amount of Share Ownership Required	Ownership Level Exceeded?
Chief Executive Officer	5x	$3.8 million	Yes

Chief Financial Officer	3x	$1.2 million	Yes

Chief Investment Officer	3x	$1.2 million	Yes

Common Shares, LTIP units, restricted Common Shares subject to time-based vesting and Preferred Shares will count toward the recommended level of share ownership. Any Common Shares that may vest pursuant to performance-based equity awards, if any, that have not vested will not count toward the recommended level of share ownership. Any new named executive officer will have five years from the time of joining the Company to attain the recommended level of share ownership. Once the Board has determined that a named executive officer has met the recommended level of share ownership, declines in the market value of those shares following the Board’s determination will not change that determination. All three of our named executive officers have exceeded the recommended level of share ownership for named executive officers.

Prohibition Against Hedging

Our insider trading policy prohibits our officers, trustees, employees and consultants of the Company and their respective family members from, among other prohibited activities, engaging in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of insider trading laws. The insider trading policy also prohibits our officers, trustees, employees and consultants of the Company and their respective family members from engaging in short sales of the Company’s securities and transactions in publicly traded options on the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other market.

Adoption of Compensation Clawback Policy

We have adopted a policy regarding the recovery of erroneously awarded compensation, also known as a clawback policy. Under the policy, if the Company is required to prepare an accounting restatement of its previously filed financial statements due to material noncompliance with any financial reporting requirement under federal securities laws, the Board of Trustees will require reimbursement or forfeiture of any incentive compensation that has been paid but that would not have been paid based on the subsequently restated financial statements. The policy requires such recoupment even if fraud, intentional misconduct or illegal behavior were not involved in such noncompliance. The policy applies to incentive compensation that is approved, awarded or granted following adoption of the policy in October 2015 and paid during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. The policy is applicable to current and former executive officers of the Company and other officers and employees as may be determined by the Board of Trustees.

Prohibition on Classification of Board without Shareholder Approval – Opt-out of Classified Board Provision of Maryland’s Unsolicited Takeovers Act

We amended our declaration of trust to opt out of the classified board provision of Title 3, Subtitle 8 of the MGCL and prohibit the Company from opting back in to that provision without the prior approval of shareholders. Title 3, Subtitle 8 of the MGCL is commonly referred to as the Maryland Unsolicited Takeovers Act or MUTA. As a result of the amendment, the Board is prohibited from becoming classified under Section 3-803 of the MGCL unless a proposal to repeal that prohibition is approved by the affirmative vote of at least a majority of the votes cast on the matter by the Company’s shareholders entitled to vote on the matter.

EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The amounts shown represent the compensation paid to our named executive officers for the years shown as consideration for services rendered to us.

With respect to long-term equity incentive awards, the dollar amounts indicated in the table under “Share Awards” are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Share Awards(2) ($)	Non-Equity Incentive Plan Compensation(1) ($)	All Other Compensation ($)	Total ($)
Jon E. Bortz	2015	750,000	—	1,675,136(3)	1,155,000(4)	53,950(5)	3,634,087
Chairman, President and Chief Executive Officer	2014	750,000	—	1,486,401(6)	1,410,000(7)	50,160(8)	3,696,561
	2013	650,000	—	7,877,913(9)	780,000(10)	43,915(11)	9,351,828

Raymond D. Martz	2015	400,000	—	698,822(12)	562,500(4)	47,248(13)	1,708,570
Executive Vice President, Chief Financial Officer, Treasurer and Secretary	2014	400,000	—	619,341(14)	686,200(7)	45,234(15)	1,750,775
	2013	360,000	—	4,071,789(16)	388,800(10)	39,775(17)	4,860,364

Thomas C. Fisher	2015	400,000	—	698,822(12)	562,500(4)	46,987(18)	1,708,309
Executive Vice President, Chief Investment Officer	2014	400,000	—	619,341(14)	686,200(7)	44,808(19)	1,750,349
	2013	360,000	—	4,071,789(16)	388,800(10)	38,775(20)	4,859,364

(1)	For each named executive officer for each year, the total of the amounts shown in the Bonus and Non-Equity Incentive Plan Compensation columns equals the amount of the annual cash incentive bonus. Any amount shown in the Bonus column is the discretionary amount of the annual cash incentive bonus awarded to a named executive officer in excess of the formula-based amount of the annual cash incentive bonus for that year.

(2)	For information regarding the Company’s assumptions made in the valuation of time-based restricted share awards, performance-based equity awards and LTIP unit awards, see Note 8 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. The table below shows the dollar value of performance-based equity awards for each named executive officer assuming that (i) on the grant date of the awards the highest level of performance was probable, (ii) the maximum value of the awards will be earned and (iii) the value per Common Share upon maximum vesting is the closing price per Common Share on the NYSE on the date of grant. The values of the performance-based equity awards are dependent on the Company’s performance over a three-year or six-year period, as applicable, and there is no assurance that the maximum value of the awards will be earned.

	Maximum Value of Performance-Based Equity Awards Assuming Highest Performance Level
Year	Bortz	Martz	Fisher
2015	$1,939,650	$809,189	$809,189
2014	$1,781,067	$742,091	$742,091
2013	$7,944,413	$4,083,642	$4,083,642

(3)	Reflects 13,230 restricted Common Shares that vested or will vest ratably on January 1 of 2016, 2017 and 2018 and the target amount of Common Shares that may vest pursuant to the February 2015 performance-based equity awards.

(4)	Amount of actual cash incentive bonus paid in March 2016 for 2015 performance.

(5)	Amount includes (i) $27,290 in health insurance premiums, (ii) $10,060 in dental, life and long-term disability insurance premiums, (iii) $10,600 in employer-matching contributions to the Company’s 401(k) plan and (iv) $6,000 in employer-matching charitable contributions.

(6)	Reflects 19,717 restricted Common Shares that vested or will vest ratably on January 1 of 2015, 2016 and 2017 and the target amount of Common Shares that may vest pursuant to the February 2014 performance-based equity awards.

(7)	Amount of actual cash incentive bonus paid in March 2015 for 2014 performance.

(8)	Amount includes (i) $22,506 in health insurance premiums, (ii) $9,909 in dental, life and long-term disability insurance premiums, (iii) $10,400 in employer-matching contributions to the Company’s 401(k) plan and (iv) $7,345 in employer-matching charitable contributions.

(9)	Reflects a special retention grant of 109,240 LTIP Class B units under the 2009 Equity Incentive Plan in December 2013 which vest ratably on January 1 of 2016, 2017, 2018, 2019 and 2020. Also reflects 21,112 restricted Common Shares that vested or will vest ratably on January 1 of 2014, 2015 and 2016 and the target amount of Common Shares that may vest pursuant to the January 2013 and December 2013 performance-based equity awards.

(10)	Amount of actual cash incentive bonus paid in March 2014 for 2013 performance.

(11)	Amount includes (i) $17,657 in health insurance premiums, (ii) $10,058 in dental, life and long-term disability insurance premiums, (iii) $10,200 in employer-matching contributions to the Company’s 401(k) plan and (iv) $6,000 in employer-matching charitable contributions.

(12)	Reflects 5,519 restricted Common Shares that vested or will vest ratably on January 1 of 2016, 2017 and 2018 and the target amount of Common Shares that may vest pursuant to the February 2015 performance-based equity awards.

(13)	Amount includes (i) $27,483 in health insurance premiums, (ii) $9,165 in dental, life and long-term disability insurance premiums and (iii) $10,600 in employer-matching contributions to the Company’s 401(k) plan.

(14)	Reflects 8,216 restricted Common Shares that vested or will vest ratably on January 1 of 2015, 2016 and 2017 and the target amount of Common Shares that may vest pursuant to the February 2014 performance-based equity awards.

(15)	Amount includes (i) $24,042 in health insurance premiums, (ii) $9,016 in dental, life and long-term disability insurance premiums, (iii) $10,400 in employer-matching contributions to the Company’s 401(k) plan and (iv) $1,776 in employer-matching charitable contributions.

(16)	Reflects a special retention grant of 58,821 LTIP Class B units under the 2009 Equity Incentive Plan in December 2013 which vest ratably on January 1 of 2016, 2017, 2018, 2019 and 2020. Also reflects 8,754 restricted Common Shares that vested or will vest ratably on January 1 of 2014, 2015 and 2016 and the target amount of Common Shares that may vest pursuant to the January 2013 and December 2013 performance-based equity awards.

(17)	Amount includes (i) $19,736 in health insurance premiums, (ii) $8,839 in dental, life and long-term disability insurance premiums, (iii) $10,200 in employer-matching contributions to the Company’s 401(k) plan and (iv) $1,000 in employer-matching charitable contributions.

(18)	Amount includes (i) $27,222 in health insurance premiums, (ii) $9,165 in dental, life and long-term disability insurance premiums and (iii) $10,600 in employer-matching contributions to the Company’s 401(k) plan.

(19)	Amount includes (i) $24,192 in health insurance premiums, (ii) $9,016 in dental, life and long-term disability insurance premiums, and (iii) $10,400 in employer-matching contributions to the Company’s 401(k) plan and (iv) $1,200 in employer-matching charitable contributions.

(20)	Amount includes (i) $19,736 in health insurance premiums, (ii) $8,839 in dental, life and long-term disability insurance premiums, and (iii) $10,200 in employer-matching contributions to the Company’s 401(k) plan.

Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based awards granted in 2015 to the named executive officers. The dollar amounts indicated under the “Grant Date Fair Value” are the full fair value of each equity grant, in accordance with the applicable accounting literature, which, with respect to the value of performance-based equity incentive awards, is the probable outcome of the performance conditions as of the grant date.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Possible Payouts Under Equity Incentive Plan Awards(2)				All Other Share Awards: Number of Shares/units (#)		Grant Date Fair Value ($)
Name	Date of Grant	Threshold ($)		Target ($)	Maximum ($)	Threshold (# of shares)		Target (# of shares)	Maximum (# of shares)
Jon E. Bortz

Annual Cash Incentive Bonus		—	(3)	770,000	1,540,000

Time-Based	February 11, 2015									13,230	(4)	646,550

Performance-Based	February 11, 2015					—	(5)	19,845	39,690			1,028,586	(6)

Raymond D. Martz

Annual Cash Incentive Bonus		—	(3)	375,000	750,000

Time-Based	February 11, 2015									5,519	(4)	269,714

Performance-Based	February 11, 2015					—	(5)	8,279	16,558			429,109	(6)

Thomas C. Fisher

Annual Cash Incentive Bonus		—	(3)	375,000	750,000

Time-Based	February 11, 2015									5,519	(4)	269,714

Performance-Based	February 11, 2015					—	(5)	8,279	16,558			429,109	(6)

(1)	On March 3, 2016, the Board of Trustees approved, as recommended by the Compensation Committee, actual annual cash incentive bonuses for Messrs. Bortz, Martz and Fisher of $1,155,000, $562,500 and $562,500, respectively, for 2015 performance.

(2)	For each executive, the actual amount of Common Shares that will be issued upon the applicable vesting date pursuant to the performance-based award will depend on our performance against the long-term objectives defined in the agreements and requires that the recipient remain employed by the Company through the vesting date. For more information regarding the performance criteria for these awards, see “Executive Officer Compensation—Compensation Discussion and Analysis—Components and Criteria of Executive Compensation—Long-Term Equity Incentive Awards.”

(3)	The Compensation Committee did not establish a threshold level of performance. Rather, the Compensation Committee established a minimum payout level of zero.

(4)	The award is subject to time-based vesting ratably on January 1 of 2016, 2017 and 2018.

(5)	The Compensation Committee did not establish a threshold level of performance for any of the performance objectives. Rather, the Compensation Committee established a minimum payout level of zero for each performance objective and the minimum payout level for all performance objectives in the aggregate is zero.

(6)	The dollar value is computed assuming that the target number of shares vests.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Tables and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Executive Officer Compensation—Compensation Discussion and Analysis.” The terms of change in control severance agreements that we have entered into with our executives are described below under “Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2015.

		Share and Unit Awards
Name	Date of Grant	Number of Shares and Units That Have Not Vested (#)	Market Value of Shares and Units That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested(1) ($)
Jon E. Bortz	January 30, 2013	7,037(2)	197,177	63,338(3)	1,774,731
	December 13, 2013	109,240(4)	3,060,905	218,480(5)	6,121,810
	February 4, 2014	13,144(6)	368,295	59,152(7)	1,657,439
	February 11, 2015	13,230(8)	370,705	39,690(7)	1,112,114

Raymond D. Martz	January 30, 2013	2,918(2)	81,762	26,260(3)	735,805
	December 13, 2013	58,821(4)	1,648,164	117,642(5)	3,296,329
	February 4, 2014	5,477(6)	153,466	24,646(7)	690,581
	February 11, 2015	5,519(8)	154,642	16,558(7)	463,955

Thomas C. Fisher	January 30, 2013	2,918(2)	81,762	26,260(3)	735,805
	December 13, 2013	58,821(4)	1,648,164	117,642(5)	3,296,329
	February 4, 2014	5,477(6)	153,466	24,646(7)	690,581
	February 11, 2015	5,519(8)	154,642	16,558(7)	463,955

(1)	Pursuant to SEC rules, for purposes of this table the market value per unvested LTIP unit and restricted Common Share, as applicable, is assumed to be $28.02, the closing market price per Common Share at the end of the last completed fiscal year, December 31, 2015. The “founders” LTIP units reached parity with Common Shares in April 2011. The LTIP Class B units granted in December 2013 reached parity in July 2014. For more information regarding the Company’s assumptions made in the valuation of these equity awards, see Note 8 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

(2)	This is the number of restricted Common Shares that have not vested from initial award that vested or will vest ratably on January 1 of 2014, 2015 and 2016.

(3)	In March 2016, this grant of performance-based equity vested at its maximum level, which is the amount shown.

(4)	This is the number of LTIP Class B units that have not vested from initial award that will vest ratably on January 1 of 2016, 2017, 2018, 2019 and 2020.

(5)	This is the maximum number of performance units that may vest (and settle in the form of Common Shares) from the performance-based equity portion of this special retention award which may vest ratably (from 0% up to 200%) on January 1 of 2016, 2017, 2018, 2019 and 2020.

(6)	This is the number of restricted Common Shares that have not vested from initial award that vested or will vest ratably on January 1 of 2015, 2016 and 2017.

(7)	This is the maximum number of performance units that may vest (and settle in the form of Common Shares) from this performance-based equity award.

(8)	This is the number of restricted Common Shares that have not vested from initial award that vested or will vest ratably on January 1 of 2016, 2017 and 2018.

In February 2016, Messrs. Bortz, Martz and Fisher were granted restricted share awards of 29,992, 12,854 and 12,854 Common Shares, respectively. The shares will vest in equal one-third installments on January 1 of 2017, 2018 and 2019, provided the executive officer remains employed by the Company on the vesting date. Prior to vesting, the restricted shares are entitled to vote and receive dividends.

Option Exercises and Shares Vested

The Company has not granted any share option awards to the named executive officers. The following table sets forth information with respect to the vesting of the named executive officers’ restricted Common Shares and LTIP Class A units during 2015.

	Share Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting ($)
Jon E. Bortz	85,143	4,095,598

Raymond D. Martz	33,972	1,633,475

Thomas C. Fisher	43,411	1,882,226

(1)	Amounts include vested LTIP Class A units, restricted Common Shares and performance-based equity awards (which were settled in Common Shares).

(2)	For purposes of this table, the market value per vested LTIP Class A unit is assumed to be the closing market price per Common Share on the vesting date. The “founders” LTIP Class A units reached parity with Common Shares in April 2011. For more information regarding the Company’s assumptions made in the valuation of these equity awards, see Note 8 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 31, 2015, relating to the 2009 Equity Incentive Plan, before the Amendment, pursuant to which grants of options, restricted shares, restricted units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	670,068(2)	—(3)	328,296(4)

Equity compensation plans not approved by security holders	—	—	—

Total	670,068	—	328,296

(1)	Consists of the 2009 Equity Incentive Plan, as approved by our shareholders in July 2012, before the Amendment.

(2)	Includes the target amount of all outstanding, unvested performance units awarded under the 2009 Equity Incentive Plan, which, if vested, will be settled in the form of Common Shares, and the amount of all outstanding LTIP units, which, when vested and after reaching parity with common units of our operating partnership (“OP units”), may be exchanged for an equal number of OP units and subsequently redeemed for cash or an equal number of Common Shares, at our option. As of March 31, 2016, the aggregate number of securities to be issued pursuant to LTIP units and the target amount of performance units was 647,474.

(3)	Performance units and LTIP units have no exercise price.

(4)	The aggregate limit of Common Shares available for grant under the 2009 Equity Incentive Plan, before the Amendment, is 2,422,625. The remaining number available for future issuance assumes 433,317 performance units vest at target. As of March 31, 2016, the aggregate number of securities remaining available for future issuance under the 2009 Equity Incentive Plan, before the Amendment, was 151,552.

CHANGE IN CONTROL SEVERANCE AGREEMENTS, EQUITY AWARD VESTING AND OTHER TERMINATION POLICIES

Change in Control Severance Agreements of Messrs. Bortz, Martz and Fisher

The Company previously entered into agreements with its named executive officers (in connection with our IPO in 2009 in the cases of Messrs. Bortz and Martz and in March 2010 in the case of Mr. Fisher) to provide benefits to each in the event his employment is terminated in certain circumstances. The Compensation Committee reviews the terms of these change in control severance agreements annually. As described in more detail below, because each named executive officer’s severance payment is derived from his annual base salary and other annual incentive compensation, the effect on severance payments is one of the factors the Compensation Committee considers when annually reviewing each named executive officer’s total compensation and change in control severance agreement terms.

The change in control severance agreements for Messrs. Bortz and Martz became effective on December 14, 2009 and for Mr. Fisher on March 5, 2010, each for an initial term of three years. The term of each agreement is automatically extended for an additional year on each anniversary date of the effective date of the change in control severance agreement beginning on the third anniversary of the effective date of the change in control severance agreement unless, not less than six months prior to the termination of the then-existing term, the Board provides notice to the executive of its intent not to extend the term further. On December 14, 2015 and March 5, 2016, the term of each change in control severance agreement for Messrs. Bortz and Martz and for Mr. Fisher, respectively, was automatically extended by one year. Each of the named executive officers may terminate his agreement prior to the expiration of the term as described below.

Termination Without Cause (in Connection With, Or Within One Year After, A Change in Control) and Resignation For Good Reason

The agreement provides that upon the termination of the executive either by the Company without “Cause” in connection with, or within one year after, a change in control of the Company or the voluntary resignation by the executive, upon 30 days’ prior written notice to the Company, for “Good Reason,” the executive will be entitled to the following severance payments and benefits:

•	a lump sum cash payment equal to the sum of his annual base salary, earned bonus (as defined in the agreement) and accrued vacation time earned but not paid to the date of termination;

•	a lump sum cash payment equal to the product of three (in the case of Mr. Bortz) or two (in the case of Messrs. Martz and Fisher) times the sum of (x) his then-current annual base salary plus (y) the greater of (i) the bonus most recently paid to him and (ii) the average of the annual cash incentive bonuses paid to him with respect to the three most recent fiscal years ending before the date of termination;

•	a lump sum cash payment equal to three (in the case of Mr. Bortz) or two (in the case of Messrs. Martz and Fisher) times the annual premium or cost (including amounts paid by him) for his health, dental, disability and life insurance benefits; and

•	such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).

Termination Without Cause (and Without A Change in Control)

If the executive is terminated without “Cause” and not in connection with or within one year of a change in control of the Company, the executive will be entitled to the following severance payments and benefits:

•	a lump sum cash payment equal to the sum of his annual base salary, earned bonus and accrued vacation time earned but not paid to the date of termination;

•	a lump sum cash payment equal to the sum of (x) his then-current annual base salary, plus (y) the greater of (i) the bonus most recently paid to him and (ii) the average of the annual cash incentive bonuses paid to him with respect to the three most recent fiscal years ending before the date of termination;

•	a lump sum cash payment equal to the product of one (in the case of Mr. Bortz) or two-thirds (in the case of Messrs. Martz and Fisher) times the annual premium or cost (including amounts paid by him) for his health, dental, disability and life insurance benefits; and

•	such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).

Termination For Cause and Resignation Without Good Reason

If the Company terminates the executive for “Cause” or the executive voluntarily terminates his employment without “Good Reason,” the executive will be entitled to the following severance payments and benefits:

•	a lump sum cash payment equal to the sum of his annual base salary and accrued vacation time earned but not paid to the date of termination; and

•	such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).

Other Key Change in Control Severance Agreement Terms

As a condition of any severance payment and related benefits described above, each of Messrs. Bortz, Martz and Fisher has agreed to a general release of any and all claims relating to the named executive officer’s employment. In addition, each of Messrs. Bortz, Martz and Fisher has agreed that while his change in control severance agreement is in force and for a one-year period following the Company’s termination of the executive for “cause” or the executive voluntarily terminates his employment without “good reason,” he will not solicit, hire or recruit employees of, or persons who have worked for, the Company or any of its affiliates either directly or indirectly for his own account or for another party.

Under the terms of their change in control severance agreements, each of Messrs. Bortz, Martz and Fisher is entitled to a tax gross-up payment under certain conditions for the parachute payment excise tax in the event that his employment is terminated in connection with a change in control.

Below is a list of terms and their meanings as defined in each named executive officer’s change in control severance agreement:

•	“Cause” shall mean that the Board concludes, in good faith and after reasonable investigation, that:

•	the executive has been charged with conduct which is a felony under the laws of the United States or any state or political subdivision thereof;

•	the executive engaged in conduct relating to the Company constituting material breach of fiduciary duty, willful misconduct (including acts of employment discrimination or sexual harassment) or fraud;

•	the executive breached the non-solicitation obligations or covenants of his change in control severance agreement in any material respect; or

•	the executive materially failed to follow a proper directive of the Board within the scope of the executive’s duties (which shall be capable of being performed by the executive with reasonable effort) after written notice from the Board specifying the performance required and the executive’s failure to perform within 30 days after such notice. No act, or failure to act, on the executive’s part shall be deemed “willful” unless done, or omitted to be done, by the executive not in good faith or if the result thereof would be unethical or illegal.

•	“Change in Control” shall mean a change in control of the Company if:

•	any “person” as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) the Company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s common shares, or (E) any person or group as used in Rule 13d-1(b) under the Exchange Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power or common shares of the Company;

•	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new trustee (other than (A) a trustee designated by a person who has entered into an agreement with the Company to effect a transaction described in this definition of “Change in Control” or (B) a trustee whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of trustees of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the trustees then still in office who either were trustees at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

•	there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power and common shares of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

•	there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect, including a liquidation) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power and common shares of which is owned by shareholders of the Company in substantially the same proportions as their ownership of the common shares of the Company immediately prior to such sale.

•	“Good Reason” shall mean the occurrence, without the executive’s prior written consent, of any of the following in connection with or within one year after a Change in Control:

•	any material reduction of the executive’s base salary or target bonus as a percentage of base salary;

•	any material adverse change in the executive’s duties or responsibilities, including assignment of duties inconsistent with his position, significant adverse alteration of the nature or status of responsibilities or the conditions of employment or any material diminution in authority, duties, or responsibilities, including, without limitation, any such material adverse change that results from a transaction pursuant to which the Company ceases to be a publicly traded lodging or hospitality company that is qualified as a REIT for federal income tax purposes and is subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act;

•	any material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report; or

•	the relocation of the Company’s headquarters and/or the executive’s regular work address to a location which requires the Executive to travel more than 50 miles from the Executive’s residence.

Vesting of Long-Term Equity Incentive Awards

The terms of the time-based LTIP unit and restricted Common Share awards granted to each of Messrs. Bortz, Martz and Fisher provide that:

•	upon a change in control of the Company, unvested awards vest;

•	upon termination of the executive’s employment with the Company because of his death or disability, the unvested awards vest;

•	upon resignation of the executive for good reason (which must be in connection with or within one year after a change in control), unvested awards vest;

•	upon termination of the executive’s employment with the Company without cause, the unvested awards vest; and

•	upon termination of the executive’s employment with the Company for cause, the unvested awards are forfeited.

The terms of the performance-based equity awards granted to each of Messrs. Bortz, Martz and Fisher provide for vesting of up to the greater of (x) the target number of units and (y) the number of units determined by the performance provisions in the case of the first four of the five above-listed scenarios, and forfeiture in the case of the fifth.

Except as described above, any awards that are unvested at the time the executive terminates his employment with the Company are forfeited.

TERMINATION PAYMENT TABLE

The following table indicates the cash amounts, accelerated vesting and other payments and benefits that the named executive officers would be entitled to receive under various circumstances pursuant to the terms of the 2009 Equity Incentive Plan, the agreements governing awards made under the 2009 Equity Incentive Plan and their change in control severance agreements. The table assumes that termination of the named executive officer from the Company under the scenario shown occurred on December 31, 2015.

Name and Termination Scenario	Cash Payment(1)	Acceleration of Vesting of Long-Term Equity Incentive Awards(2)	Excise Tax Gross-Up Payments(3)	Total
Jon E. Bortz — Chairman, President and Chief Executive Officer
By Company For Cause or By Employee Without Good Reason(4)	—	—	—	—
Upon Death or Disability	—	$14,663,174	—	$14,663,174
With A Change in Control – For Good Reason or Without Cause	$7,635,385	$14,663,174	$10,413,306	$32,711,865
Without A Change in Control – For Good Reason(4)	—	—	—	—
Without A Change in Control – Without Cause	$3,240,684	$14,663,174	—	$17,903,858
Raymond D. Martz — Executive Vice President, Chief Financial Officer, Treasurer and Secretary
By Company For Cause or By Employee Without Good Reason(4)	—	—	—	—
Upon Death or Disability	—	$7,224,705	—	$7,224,705
With A Change in Control – For Good Reason or Without Cause	$2,779,495	$7,224,705	$4,461,272	$14,465,472
Without A Change in Control – For Good Reason(4)	—	—	—	—
Without A Change in Control – Without Cause	$1,644,432	$7,224,705	—	$8,869,137
Thomas C. Fisher — Executive Vice President and Chief Investment Officer
By Company For Cause or By Employee Without Good Reason(4)	—	—	—	—
Upon Death or Disability	—	$7,224,705	—	$7,224,705
With A Change in Control – For Good Reason or Without Cause	$2,778,974	$7,224,705	$4,434,074	$14,437,753
Without A Change in Control – For Good Reason(4)	—	—	—	—
Without A Change in Control – Without Cause	$1,644,258	$7,224,705	—	$8,868,963

(1)	This column assumes that there was neither base compensation nor accrued vacation time earned but unpaid as of December 31, 2015.

(2)	Amounts in this column reflect accelerated vesting of awards of LTIP units, restricted Common Shares and performance-based equity awards granted pursuant to the 2009 Equity Incentive Plan that were outstanding at December 31, 2015. Additional restricted Common Share awards and performance-based equity awards were made to Messrs. Bortz, Martz and Fisher after December 31, 2015. Pursuant to SEC rules, for purposes of this table the market value per unvested LTIP unit, restricted Common Share and Common Share due upon vesting of a performance-based equity award is assumed to be $28.02, the closing market price per Common Share at the end of the last completed fiscal year, December 31, 2015. For purposes of this table, performance-based share and unit grants are assumed to vest at the maximum level. The “founders” LTIP Class A units reached parity with Common Shares in April 2011. The LTIP Class B units granted in December 2013 reached parity in July 2014. For more information regarding the Company’s assumptions made in the valuation of the Company’s equity awards, see Note 8 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

(3)	Amounts in this column reflect payment to the named executive officer in an amount equal to the federal excise tax on qualifying termination compensation (the “Excise Tax Payment”) plus all federal and state income taxes payable with respect to the Excise Tax Payment. The amounts shown assume tax rates for the named executive officer of 39.6% federal, 5.75% state, 2.35% Medicare and 20% excise, and do not account for local taxes.

(4)	No payments are made and no vesting occurs if the Company terminates the executive for “cause” or the executive resigns without “good reason.” Similarly, because “good reason” requires a change in control to have occurred, no payments are made and no vesting occurs if the executive resigns with “good reason” without a change in control having first occurred.

DOUBLE-TRIGGER CASH STAY BONUS

In order to promote retention of our named executive officers following a change in control event, the Company has a program to encourage continued employment following such an event. If, and only if, (i) a change in control event occurs and (ii) a named executive officer remains employed by the Company on the first anniversary of that change in control event, that named executive officer is entitled to receive a lump sum cash stay bonus. A named executive officer cannot receive a cash stay bonus in addition to any of the termination payments described above. For each named executive officer, the cash stay bonus is equal to the sum of the executive’s base salary plus the greater of (x) the bonus most recently paid to the executive and (y) the average amount of the bonuses paid to the executive with respect to the three most recent fiscal years. Assuming that a change in control occurred on December 31, 2015 and that each of Messrs. Bortz, Martz and Fisher remained with the Company at least until December 31, 2016, their cash stay bonuses would have been $1,905,000, $1,012,500 and $1,012,500, respectively, based on the amount of their 2015 actual cash incentive bonuses and their 2015 base salaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of Common Shares for each shareholder of the Company that is known to the Company to be the beneficial owner of more than 5% of Common Shares based upon filings made with the SEC. The percentages shown in this table are calculated based on 72,057,540 Common Shares outstanding as of April 22, 2016.

Name of Beneficial Owner	Common Shares Beneficially Owned(1)
	Number	Percent of All Shares
The Vanguard Group, Inc.(2)	10,254,858	14.2%
BlackRock, Inc.(3)	7,517,833	10.4%
CBRE Clarion Securities, LLC(4)	6,189,182	8.6%
Vanguard Specialized Funds – REIT Index(5)	5,181,593	7.2%
Goldman Sachs Asset Management, L.P.(6)	4,728,901	6.6%
Principal Real Estate Investors, LLC(7)	3,750,326	5.2%

(1)	The number of Common Shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The number of Common Shares held by the shareholders who filed statements on Schedule 13G as described in other footnotes to this table is current as of the date of the filing of their Schedules 13G.

(2)	The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 11, 2016 by The Vanguard Group, Inc. (“Vanguard”). Vanguard has sole voting power over 196,718 shares, shared voted power over 58,200 shares, sole dispositive power over 10,104,333 shares and shared dispositive power over 150,525 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 86,818 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 173,607 shares as a result of its serving as investment manager of collective trust accounts. VIA directs the voting of these shares. Vanguard has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355.

(3)	The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on January 8, 2016 by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power over 7,258,113 shares and sole dispositive power over 7,517,833 shares. BlackRock has its principal business office at 55 East 52nd Street, New York, NY 10022.

(4)	The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 10, 2016 by CBRE Clarion Securities, LLC (“CBRE”). CBRE has sole voting power over 3,174,035 shares and sole dispositive power over 6,189,182 shares. CBRE has its principal business office at 201 King of Prussia Road, Suite 600, Radnor, PA 19087.

(5)	The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 9, 2016 by Vanguard Specialized Funds—Vanguard REIT Index Fund (“Vanguard REIT”). Vanguard REIT has sole voting power over 5,181,593 shares. Vanguard REIT has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355.

(6)	The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 4, 2016 by Goldman Sachs Asset Management, L.P. (together with GS Investment Strategies, LLC, “Goldman Sachs Asset Management”). Goldman Sachs Asset Management has shared voting power over 4,491,775 shares and shared dispositive power over 4,728,901 shares. Goldman Sachs Asset Management has its principal business office at 200 West Street, New York, NY 10282.

(7)	The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 16, 2016 by Principal Real Estate Investors, LLC (“Principal”). Principal has shared voting power over 3,750,326 shares and shared dispositive power over 3,750,326 shares. Principal has its principal business office at 801 Grand Avenue, Des Moines, IA 50392.

Security Ownership of Management

The following table sets forth the beneficial ownership of our equity securities, as of April 22, 2016, for each of our named executive officers, each trustee and all trustees and executive officers as a group. As of that date, 72,057,540 Common Shares were outstanding. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares. No shares have been pledged as security by any trustee or executive.

Name of Beneficial Owner	Number of Common Shares and LTIP Units Beneficially Owned(1)		Percent of All Shares(2)	Percent of All Shares and LTIP Units(3)
Jon E. Bortz	949,001	(4)	1.3%	1.3%

Raymond D. Martz	197,205	(5)	*	*

Thomas C. Fisher	112,458	(6)	*	*

Cydney C. Donnell	18,567		*	*

Ron E. Jackson	32,297		*	*

Phillip M. Miller	8,062		*	*

Michael J. Schall	28,913	(7)	*	*

Earl E. Webb	11,640		*	*

Laura H. Wright	15,323		*	*

All trustees and executive officers as a group (9 persons)(4)(5)(6)	1,373,466		1.9%	1.9%

*	Represents less than one percent of class.

(1)	The number of Common Shares and LTIP units beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.

(2)	Percentages are based on 72,057,540 Common Shares outstanding as of April 22, 2016. In addition, percentages shown for individuals assume that all LTIP units held by such person are exchanged for Common Shares on a one-for-one basis. The total number of Common Shares outstanding used in calculating such percentages assumes that none of the LTIP units held by other persons are exchanged for Common Shares.

(3)	Percentages are based on an aggregate of 72,112,385 Common Shares and LTIP units outstanding as of April 22, 2016.

(4)	This amount includes 45,384 shares of unvested restricted Common Shares granted under the 2009 Equity Incentive Plan and 21,848 vested LTIP units. Amount does not include 87,392 unvested LTIP units held by Mr. Bortz. See “Outstanding Equity Awards at Fiscal Year-End” table for details regarding vesting schedules of these restricted Common Shares and LTIP units.

(5)	This amount includes 19,271 shares of unvested restricted Common Shares granted under the 2009 Equity Incentive Plan and 11,764 vested LTIP units. Amount does not include 47,057 unvested LTIP units held by Mr. Martz. See “Outstanding Equity Awards at Fiscal Year-End” table for details regarding vesting schedules of these restricted Common Shares and LTIP units.

(6)	This amount includes 19,271 shares of unvested restricted Common Shares granted under the 2009 Equity Incentive Plan and 21,233 vested LTIP units. Amount does not include 47,057 unvested LTIP units held by Mr. Fisher. See “Outstanding Equity Awards at Fiscal Year-End” table for details regarding vesting schedules of these restricted Common Shares and LTIP units.

(7)	Mr. Schall disclaims beneficial ownership with respect to one-half of these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company’s executive officers and trustees, and persons who own more than 10% of a registered class of the Company’s equity securities (“10% Holders”), to file reports of ownership and changes in ownership with the SEC. Officers, trustees and 10% Holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the fiscal year ended December 31, 2015 the executive officers, trustees and 10% Holders timely filed all reports they were required to file under Section 16(a), except that the annual statement of changes in beneficial ownership on Form 5 for our Chief Executive Officer reporting the gift of Common Shares to his wife in May 2013 was inadvertently filed late.

OTHER MATTERS

Solicitation of Proxies

The cost of solicitation of proxies will be paid by the Company. The trustees, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding Common Shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

The Company will employ Broadridge Financial Solutions to receive and tabulate the proxies.

Shareholder Proposals

Shareholder proposals intended to be presented at the 2017 Annual Meeting of Shareholders must be received by the Secretary of the Company not later than January 3, 2017 in order to be considered for inclusion in the Company’s Proxy Statement relating to the 2017 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) and such proposals must comply with all of the requirements of Rule 14a-8.

Our bylaws provide that in order for a shareholder proposal to be presented at our 2017 Annual Meeting of Shareholders, other than a shareholder proposal included in the Company’s Proxy Statement pursuant to Rule 14a-8, it must be received at our principal executive offices not earlier than the close of business on January 13, 2017, and not later than February 14, 2017. If the 2017 Annual Meeting of Shareholders is scheduled to take place before May 15, 2017 or after July 14, 2017, then notice must be delivered not earlier than the close of business on the 150th day prior to the 2017 Annual Meeting of Shareholders and not later than the close of business on the later of the 120th day prior to the 2017 Annual Meeting of Shareholders or the tenth day following the day on which public announcement of the date of the 2017 Annual Meeting of Shareholders is first made by the Company. Any such proposal should be mailed to: Pebblebrook Hotel Trust, 7315 Wisconsin Avenue, Suite 1100 West, Bethesda, Maryland 20814, Attn: Secretary.

Additional Matters

The Board of Trustees does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

Requests for Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including the financial statements and the financial statement schedules, may be obtained without charge at our website at www.pebblebrookhotels.com. Information at, or connected to, our website is not and should not be considered part of this Proxy Statement. If you would like to receive a complimentary copy of the Annual Report on Form 10-K, please submit a written request to: Pebblebrook Hotel Trust, c/o Broadridge, 51 Mercedes Way, Edgewood, New York, 11717.

BY ORDER OF THE BOARD OF TRUSTEES

Raymond D. Martz

Secretary

Bethesda, Maryland

April 29, 2016

PEBBLEBROOK HOTEL TRUST

7315 Wisconsin Ave

Suite 1100 West

BETHESDA, MD 20814

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 13, 2016. Have your notice or proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 13, 2016. Have your notice or proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID     ONLY    WHEN    SIGNED    AND    DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Trustees recommends you vote FOR the following:
1.	Election of Trustees	☐	☐	☐

Nominees
01	Jon E. Bortz 02 Cydney C. Donnell 03 Ron E. Jackson 04 Phillip M. Miller 05 Michael J. Schall
06	Earl E. Webb 07 Laura H. Wright
The Board of Trustees recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain
2.	Ratification of the appointment of KPMG LLP to serve as our independent registered public accountants for the year ending December 31, 2016.					☐	☐	☐
3.	Approval, by advisory and non-binding vote, of executive compensation.					☐	☐	☐
4.	Approval of an amendment to the 2009 Equity Incentive Plan, as amended and restated in 2012.					☐	☐	☐
The Board of Trustees recommends you vote AGAINST proposal 5:						For	Against	Abstain
5.	Non-binding shareholder proposal from the Union regarding shareholder amendment of our bylaws.					☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

PEBBLEBROOK HOTEL TRUST Annual Meeting of Shareholders June 14, 2016 9:00 AM This proxy is solicited by the Board of Trustees

The shareholder(s) hereby appoint(s) Jon E. Bortz and Raymond D. Martz, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of beneficial interest of PEBBLEBROOK HOTEL TRUST that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 09:00 AM, Eastern Time, on June 14, 2016, at the offices of Hunton & Williams LLP, 2200 Pennsylvania Avenue, NW, Washington, DC 20037, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Trustees.

Continued and to be signed on reverse side